UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only
(as permitted by Rule 14c-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

ACCO BRANDS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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ACCO Brands Corporation

300 Tower Parkway

Lincolnshire, Illinois 60069

April 5, 2007

Dear Stockholder:

The ACCO Brands Corporation 2007 Annual Meeting of Stockholders will be held at 10:30 a.m. (Central Daylight Time) on Tuesday, May 15, 2007 at the Arboretum Golf Club, 401 W. Half Day Road, Buffalo Grove, Illinois. The sole purpose of the meeting is to consider the business described in the following Notice of Annual Meeting and Proxy Statement.

It is important to ensure that your shares be represented at the meeting, whether or not you personally plan to attend. You can submit your proxy by using a toll-free telephone number or the Internet. Instructions for using these services are provided on the enclosed proxy form. If you decide to vote your shares using the enclosed proxy form, we urge you to complete, sign, date and return it promptly, using the enclosed postage paid return envelope.

Sincerely,

David D. Campbell

Chairman of the Board, President

and Chief Executive Officer

Parking Facility and Driving Directions

Meeting Location Address

Arboretum Golf Club
401 W. Half Day Road,
Buffalo Grove, Illinois
Tel: (847) 913 9112
Fax: (847) 913 1344
www.arboretumclub.com

Parking

Self-parking is available
at no charge in the
outside, uncovered lot
(no valet parking)

Directions from Downtown Chicago to Club:

Take I-90/94 North toward Milwaukee

Exit Right onto IL 22/Half Day Road

Go West on Half Day Road past Rt. 21 (Milwaukee Ave.)

Club is on South side of Half Day Road approx.  1/2 mile past RR tracks

Directions from North to Club:

Take either I-94 or I-294 South toward Chicago/Indiana

Exit Right IL 22/Half Day Road

Go West on Half Day Road

Club is on South side of Half Day Road approx.  1/2 mile past RR tracks

Directions from Western Suburbs to Club:

Take IL Rt. 53 North

Exit Lake Cook Road East to IL Rt. 83

Turn Right on IL Rt 83 to IL 22/Half Day Road

Turn Right (East) on IL 22/Half Day Road

Club is just past Buffalo Grove Road

Directions from South to Club:

Take I-294 North toward Wisconsin

Exit Right IL 22/Half Day Road

Go West on Half Day Road

Club is on South side of Half Day Road approx.  1/2 mile past RR tracks

ACCO Brands Corporation

300 Tower Parkway

Lincolnshire, Illinois 60069

NOTICE OF 2007 ANNUAL MEETING

AND PROXY STATEMENT

April 5, 2007

The Annual Meeting of Stockholders of ACCO Brands Corporation will be held at the Arboretum Golf Club, 401 W. Half Day Road, Buffalo Grove, Illinois, at 10:30 a.m. (Central Daylight Time) on Tuesday, May 15, 2007, to consider and vote upon:

Item 1:	The election of three directors for a term expiring at the 2010 Annual Meeting or until their successors have been elected and qualified; and

Item 2:	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007;

and to transact such other business as may properly come before the meeting.

If you hold common stock at the close of business on March 19, 2007, you will be entitled to vote at the Annual Meeting. Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) by telephone, (2) through the Internet, or (3) by mail. For specific instructions, please refer to the enclosed proxy form. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

We also are soliciting voting instructions from participants in the ACCO Brands Corporation 401(k) plans who have invested in the ACCO Brands Stock Fund of their respective plan or hold our common stock in a plan retirement account. We ask each plan participant to sign, date and return the enclosed proxy card, or provide voting instructions by telephone or through the Internet. All voting instruction cards received will be forwarded to the relevant plan trustees.

By order of the Board of Directors

Steven Rubin

Senior Vice President, General Counsel

and Secretary

This Proxy Statement and accompanying proxy are being distributed on or about April 6, 2007.

VOTING AND PROXIES

Why did I receive this proxy statement?

Our board of directors is soliciting proxies for use at our 2007 Annual Meeting of Stockholders to be held on Tuesday, May 15, 2007, beginning at 10:30 a.m., Central Time, at the Arboretum Golf Club, 401 W. Half Day Road, Buffalo Grove, Illinois. In order to solicit your proxy, we must furnish you with this proxy statement, which contains information that we are required to provide you by law. This proxy statement was first sent to stockholders on approximately April 6, 2007.

What is the purpose of the annual meeting?

The purpose of the Annual Meeting is for stockholders to act upon the matters outlined on the prior page and described in this Proxy Statement, including: (1) the election of three directors and (2) the ratification of the appointment of our independent auditors. In addition, management will respond to questions from stockholders.

Who is entitled to vote?

Only stockholders who own ACCO Brands’ common stock of record at the close of business on March 19, 2007 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 53,911,113 shares of common stock outstanding on March 19, 2007.

What is the difference between being a record holder and holding shares in street name?

A record holder holds shares in his or her own name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

How do I vote?

Record holders can vote by filling out the accompanying proxy card and returning it in the postage paid return envelope. You can also vote by telephone or the Internet by following the instructions printed on the proxy card.

If you hold shares in street name, you must vote by giving instructions to your broker or nominee. You should follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank’s or broker’s voting process. Your broker or nominee might not be permitted to exercise voting discretion as to some of the matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares might not be voted on those matters and might not be counted in determining the number of shares necessary for approval. Therefore, please give voting instructions to your broker on all three voting items.

How will my proxy be voted?

Your proxy, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions relating to the election of directors and Item 2. We are not aware of any other matter that may be properly presented other than the election of directors and Item 2. If any other matter is properly presented, the persons named in the enclosed form of proxy will have discretion to vote in their best judgment.

What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your form of proxy or when you cast your proxy by telephone or the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each Item in this Proxy Statement. In summary, the Board recommends a vote FOR:

•	the election of directors; and

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007.

Can I go to the annual meeting if I vote by proxy?

Yes. Attending the meeting does not revoke your proxy. However, you may revoke your proxy at any time before it is actually voted by giving written notice to the secretary of the meeting or by delivering a later-dated proxy.

How can I revoke my proxy?

You may revoke your proxy at any time before it is actually voted by giving written notice to the secretary of the meeting or by delivering a later-dated proxy.

Will my vote be public?

No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are only available to the independent Inspectors of Election and certain employees who must acknowledge their responsibility to keep your votes secret.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. If less than a majority of the outstanding shares of common stock are represented at the meeting, a majority of the shares so represented may adjourn the meeting to another date, time or place.

How many votes are needed to approve an item?

Directors shall be elected by a plurality of the votes cast for the election of directors at the meeting. A proxy marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated.

The affirmative vote of a majority in voting power of the shares of common stock represented in person or by proxy at the meeting is necessary for approval of Item 2. Proxies marked as abstentions on these matters will not be voted and will have the effect of a negative vote.

What if I am a participant in ACCO Brands retirement plans?

We are also making this Proxy Statement available to and seeking voting instructions from participants in the ACCO Brands 401(k) plans who invest in the ACCO Brands Stock Fund or hold shares of our common stock under such plans. The trustees of the plans, as record holders of ACCO Brands common stock held in the plans, will vote whole shares attributable to you or your interest in the ACCO Brands Stock Fund in accordance with your directions given on your proxy card, by telephone or the Internet. If you hold shares of our common stock or invest in the ACCO Brands Stock Fund under the plans and you sign and return a signed proxy card, we will forward it to the relevant plan trustees. The proxy card will serve as instructions to the plan trustees to vote the whole shares attributable to your interest in the manner you indicate on the card.

Item 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members and is divided into three classes, having three-year terms that expire in successive years. The term of office of directors in Class II expires at the 2007 Annual Meeting. The Board of Directors proposes that the three nominees described below, each of whom are currently serving as Class II directors, be re-elected as Class II directors for a new term of three years and until their successors are duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for re-election.

Nominees. The names of the Class II director nominees, along with their present positions, their principal occupations during the past five years, directorships held with other corporations, their ages and the year first elected as a director, are set forth below. Each of the nominees has consented to serve a three-year term. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Name	Present positions and offices with ACCO Brands, principal occupations during the past five years and other directorships	Age	Director of ACCO Brands since

NOMINEES FOR DIRECTORS — CLASS II DIRECTORS — TERM EXPIRING 2007

Gordon R. Lohman	Retired since 1999; Chairman and Chief Executive Officer of Amsted Industries Incorporated (railroad, construction and building market products) prior thereto. Currently serves as a director of Ameren Corporation and Fortune Brands, Inc.	72	August 2005
Dr. Patricia O. Ewers	Retired since July 2000; President of Pace University prior thereto. Currently serves as a director of Fortune Brands, Inc.	71	August 2005
George V. Bayly	Private investor; served as interim Chief Executive Officer of U.S. Can Corporation from April 2004 to January 2005; Chairman, President and CEO of Ivex Packaging Corporation, a specialty packaging company engaged in the manufacturing and marketing of a broad range of plastic and paper packaging products, until June 2002. Formerly a director of General Binding Corporation from 1998 until August 2005. Currently a director of Huhtamaki Oyj and TreeHouse Foods, Inc.	64	August 2005

Continuing Directors. The names of the continuing Class I and Class III directors, along with their present positions, their principal occupations during the past five years, directorships held with other corporations, their ages and the year first elected as a director, are set forth below. Mr. Jenkins was appointed to the Board on March 5, 2007 to fill the vacancy created by the resignation from the Board of Forrest M. Schneider in November, 2006.

CLASS III DIRECTORS — TERM EXPIRING 2008

Norman H. Wesley	Chairman of the Board and Chief Executive Officer of Fortune Brands, Inc. since December 1999; President and Chief Operating Officer of Fortune Brands, Inc. prior thereto. Currently serves as a director of R.R. Donnelley & Sons Company and Pactiv Corporation.	57	August 2005
Robert J. Keller	President and Chief Executive Officer of APAC Customer Services, Inc. since March 2004; served in various capacities at Office Depot, Inc. from February 1998 through September 2003, most recently as President, Business Services Group. Currently serves as a director of APAC Customer Services, Inc.	53	August 2005
Robert H. Jenkins	Mr. Jenkins is retired. He was formerly the Chairman of Hamilton Sunstrand Corporation. He served as Chairman, President and Chief Executive Officer of Sunstrand Corporation from 1997 to 1999 and as President and Chief Executive Officer from 1995 to 1997. Sunstrand is an aerospace and industrial company which merged with United Technologies Corporation in June 1999 forming Hamilton Sunstrand. For more than five years prior thereto he had been employed by Illinois Tool Works as an Executive Vice President and in other senior management positions. Mr. Jenkins is also a director of AK Steel Holding Corporation, Clarcor, Inc. and Solutia, Inc.	64	March 2007

CLASS I DIRECTORS — TERM EXPIRING 2009

David D. Campbell	Chairman and Chief Executive Officer of ACCO Brands since August 2005; President and Chief Executive Officer of ACCO World Corporation from January 2000 until August 2005; previously employed by Fortune Brands, Inc. beginning in 1989 and served as President, ACCO Canada and Senior Vice-President, ACCO U.S.	57	July 2004
Pierre E. Leroy	Retired since February 2005; President, Worldwide Construction & Forestry Division and Worldwide Parts Division of Deere & Company (farming and lawn care product manufacturer) from December 2003 until February 2005; President, Worldwide Construction & Forestry Division of John Deere Power Systems from 2000 to December 2003. Currently serves as a director of Fortune Brands, Inc., Nuveen Investments, Inc. and Capital One Financial Corp.	58	August 2005
G. Thomas Hargrove	Private investor; served as the non-executive Chairman of AGA Creative, a catalog creative agency, from 1999 until 2001, and as a director of General Binding Corporation from 2001 until August 2005.	67	August 2005

During 2006, there were six meetings of the Board of Directors. Each director attended at least 75% of the total meetings of the Board of Directors and committees of the Board of Directors of which the director was a member. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern to ACCO Brands.

The Board of Directors recommends that you vote FOR the election of each nominee.

For information on the beneficial ownership of securities of ACCO Brands by directors and executive officers, see “Certain Information Regarding Security Holdings.”

Director Independence

The Board of Directors has adopted Corporate Governance Principles to address significant issues of corporate governance, such as Board composition and responsibilities, director compensation and executive succession planning. The Corporate Governance Principles provide that a majority of the members of the Board of Directors, and each member of the Audit, Compensation and Corporate Governance and Nominating Committees, must meet certain criteria for independence. Based on the New York Stock Exchange independence requirements, the Corporate Governance Principles (which are available on our website, www.accobrands.com) set forth certain guidelines to assist in determining director independence. Section A.3 of the Corporate Governance Principles states:

A director shall be considered independent only if the Board of Directors affirmatively determines that the director has no material relationship with ACCO Brands, either directly or as a partner, stockholder, director or officer of an organization that has a material relationship with ACCO Brands.

Under no circumstances shall any of the following persons be considered an independent director for purposes of this guideline:

(a) any current employee of ACCO Brands, its subsidiaries, or ACCO Brands’ independent auditors;

(b) any former employee of ACCO Brands or its subsidiaries until three years after the employment has ended;

(c) any person who (1) is a current partner or employee of the firm that is ACCO Brands’ internal or external auditor; (2) has been within the last three years or has an immediate family member that has been within the last three years a partner or employee of such firm and worked on ACCO Brands’ audit during that time; or (3) has an immediate family member who is currently or within the last three years has been an employee of such firm and participates in the audit, assurance or tax compliance (but not tax planning) practice;

(d) any person who is employed as an executive officer by another company on whose compensation committee one of ACCO Brands’ executive officers serves or has served during the prior three years;

(e) any person who receives, or who in any twelve month period within the last three years has received, more than $100,000 per year in direct compensation from ACCO Brands, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on future service);

(f) any person who is an executive officer or an employee of a company that makes payments to, or receives payments from, ACCO Brands for property or services in an amount that exceeds, in any of the last three fiscal years, the greater of $1 million or 2% of the other company’s consolidated gross revenues; and

(g) any person who has an immediate family member (as defined by the New York Stock Exchange Listed Company Manual) who falls into one of the previous six categories.

Each member of the Board of Directors, other than Messrs. Campbell and Wesley, has been determined by the Board to be independent as defined in the New York Stock Exchange Listed Company Manual and meet the independence criteria set forth in ACCO Brands’ Corporate Governance Principles. The members of the Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee are all independent directors. Mr. Pierre E. Leroy has been elected as Presiding Independent Director to preside at all executive sessions of the non-employee directors of the Board. Executive sessions of non-employee directors are held at every regularly scheduled meeting of the Board of Directors.

Stockholder Communication

The Board of Directors and management encourage communication from our stockholders. Stockholders who wish to communicate with our management should direct their communication to the Chairman and Chief Executive Officer or the Office of the Corporate Secretary, 300 Tower Parkway, Lincolnshire, Illinois 60069. Stockholders who wish to communicate with the non-management directors or any individual director should direct their communication c/o the Office of the Corporate Secretary at the address above. The Secretary will forward communications intended for the full Board, to the non-management directors as a group or to the Presiding Independent Director to Mr. Leroy, the Presiding Independent Director, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Secretary may, in his discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Annual Meeting Attendance

We do not have a formal policy requiring members of the Board to attend stockholder annual meetings, although all directors are strongly encouraged to attend. The 2006 Annual Meeting was the first annual meeting of ACCO Brands’ stockholders since the spin-off from Fortune Brands, Inc. and merger with General Binding Corporation (“GBC”) in August, 2005 (the “Merger”). Less than a majority of the directors attended that annual meeting as prior business and personal commitments conflicted with the date of the stockholders meeting.

Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and an Executive Committee.

Audit Committee

Members	The members of the Audit Committee, G. Thomas Hargrove, George V. Bayly and Robert J. Keller, are all independent directors as defined in the New York Stock Exchange Listed Company Manual and meet the independence standard of Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Additionally, each member has been determined by the Board of Directors to be an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.

Number of Meetings Last Year	Six

Primary Functions	To assist our Board of Directors in overseeing (i) the integrity of our financial statements and the financial reporting process; (ii) our compliance with legal and regulatory requirements; (iii) the independence and qualifications of our external auditors; and (iv) the performance of our external and internal auditors. As part of their responsibility the committee:

1. Retains, subject to stockholder ratification, a firm of independent auditors to audit our financial statements and approves the scope of the firm’s audit;

2. Approves the scope of audit work and reviews reports and recommendations of our independent auditors;

3. Approves the annual internal audit plan and reviews reports and updates on the results of internal audit work;

4. Pre-approves all audit and non-audit services provided by our independent auditors;

5. Assists the Board in overseeing the integrity of our financial statements and financial reporting process;

6. Monitors the independence and performance of our independent auditors and the performance of our internal auditors;

7. Discusses with management our earnings announcements, financial statements and quarterly and annual reports to be filed with the SEC;

8. Discusses with our independent auditors our annual and quarterly financial statements;

9. Reviews our policies regarding risk assessment and risk management; and

10. Establishes procedures for receiving and responding to concerns regarding accounting, internal accounting controls and auditing matters.

Compensation Committee

Members	Messrs. Leroy (Chairman), Bayly, Lohman and Dr. Ewers

Number of Meetings Last Year	Five

Primary Functions	To assure that our senior executives are compensated appropriately and in a manner consistent with competitive practices, performance and the requirements of the appropriate regulatory bodies. As part of this overall responsibility the committee:

1. Administers our Amended and Restated 2005 Incentive Plan and exercises the authority of the Board relating to employee benefit plans;

2. Designates executive officers who may be granted stock options, performance awards and other stock-based awards;

3. Allocates the total amount of stock options to be awarded to all other key employees and delegates to an executive officer the authority to designate those key employees;

4. Reviews and recommends to the Board target compensation and goals for the chief executive officer and evaluates his or her performance in achieving established goals;

5. Sets salary and determines incentive compensation for our executive officers;

6. Recommends terms and conditions of incentive compensation plans and equity-based plans for approval by the Board of Directors;

7. Retains any compensation consultants to assist in the evaluation of senior executive compensation and benefits; and

8. Oversees management’s administration of supplemental retirement and other benefit arrangements, compensation agreements and severance agreements for executive officers.

Corporate Governance and Nominating Committee

Members	Messrs. Lohman (Chairman), Hargrove, Keller and Dr. Ewers

Number of Meetings Last Year	Five

Primary Functions	1. Develops and recommends a set of corporate governance principles designed to foster an effective corporate governance environment;

2. Reviews the charters, duties, powers and composition of Board committees and recommends changes;

3. Manages the performance review process of the Board, its committees and management;

4. Identifies and evaluates potential director candidates and recommends nominees for election or re-election as members of the Board of Directors;

5. Recommends independent directors for membership on the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, including their Chairpersons;

6. Recommends directors and executive officers for membership on other committees that may be established by the Board of Directors;

7. Recommends compensation arrangements for non-employee directors; and

8. Oversees management’s administration of non-employee director stock plans.

Executive Committee

Members	Messrs. Campbell (Chairman), Keller and Wesley

Number of Meetings Last Year	One

Primary Functions	Has all the power and authority of the full Board except for specific powers that by law must be exercised by the full Board.

Nomination Process

The primary functions of the Corporate Governance and Nominating Committee and a list of the Committee members (all of whom have been determined by the Board to be independent as defined by the New York Stock Exchange independence standards) are provided above. The Corporate Governance and Nominating Committee establishes the process by which the Board of Directors exercises its fiduciary duties for overseeing the performance of ACCO Brands’ management for the benefit of its stockholders and the maximization of stockholder value. Specific duties and responsibilities of the Corporate Governance and Nominating Committee include defining director qualifications as well as criteria for director independence and the selection of director candidates to be recommended to the Board.

The Committee, when identifying and evaluating candidates, first determines whether there are any evolving needs of the Board that require an expert in a particular field to fill that need. The Committee then may retain a third-party search firm to locate candidates that meet the needs of the Board at that time. The firm provides information on a number of candidates, which the Committee discusses. The Committee chair and some or all of the members of the Committee will interview potential candidates that are deemed appropriate. If the Committee determines that a potential candidate meets the needs of the Board, has the qualifications, and meets the standards set forth in ACCO Brands’ Corporate Governance Principles, it will vote to recommend to the Board of Directors the nomination of the candidate.

The policy of the Corporate Governance and Nominating Committee is to consider director candidates recommended by stockholders if properly submitted to the Corporate Governance and Nominating Committee. Stockholders wishing to recommend persons for consideration by the Corporate Governance and Nominating Committee as nominees for election to the Board of Directors can do so by writing to the Office of the Secretary of ACCO Brands Corporation at 300 Tower Parkway, Lincolnshire, Illinois 60069. Recommendations must include the proposed nominee’s name, biographical data and qualifications as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Corporate Governance and Nominating Committee will then consider the candidate and the candidate’s qualifications. The Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the reasons for making the nomination. The Committee may then interview the candidate if the Committee deems the candidate to be appropriate. The Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The Corporate Governance and Nominating Committee believes that it is necessary for our directors to possess many qualities and skills. The Committee believes that all directors must possess a considerable amount of business management and educational experience as well as meet the standards established by the Committee pursuant to ACCO Brands’ Corporate Governance Principles. In developing these standards, the Committee considers issues of judgment, diversity, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. In considering candidates for the Board, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Committee’s nomination process for stockholder-recommended candidates and all other candidates is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified to serve ACCO Brands for the benefit of all of its stockholders, consistent with the standards established by the Committee under the ACCO Brands’ Corporate Governance Principles.

Compensation Committee Interlocks and Insider Participation

All current members of the Compensation Committee are considered independent under our Corporate Governance Principles. No interlocking relationships exist between the Board of Directors or the Compensation Committee and the Board of Directors or compensation committee of any other company.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and executive officer of ACCO Brands who is subject to Section 16 of the Exchange Act is required to file with the SEC reports regarding their ownership and changes in ownership of our equity securities. Reports received by ACCO Brands indicate that all these directors and executive officers have filed all requisite reports with the SEC on a timely basis during or for 2006.

EXECUTIVE OFFICERS OF ACCO BRANDS CORPORATION(1)

Name and age	Title

David D. Campbell, 57	Chairman, President and Chief Executive Officer

Neal V. Fenwick, 45	Executive Vice President and Chief Financial Officer

Dennis L. Chandler, 53	Chief Operating Officer, Office Products Group

Boris Elisman, 44	President, Computer Products Group

Kriss A. Kirchhoff, 51	President, Global Document Finishing Group

John M. Turner, 57	President, Commercial Laminating Solutions Group

Steven Rubin, 59	Senior Vice President, Secretary and General Counsel

Thomas P. O’Neill, Jr., 53	Vice President, Finance and Accounting

(1)	All of the above-named officers have been actively engaged in the business of ACCO Brands and its predecessor (together, the “Company”) as Company employees (or in the case of Messrs. Turner and Rubin, as employees of GBC prior to the Merger) for the past five years in the capacity indicated above or in a substantially similar capacity except: Dennis L. Chandler, who was the President of the Company’s North American Office Products Division from 2003 to 2005 and President of the Company’s Wilson Jones Division from 2001 to 2003; Boris Elisman, who before joining the Company in 2004 held Vice President and General Manager positions in marketing and sales for the Hewlett-Packard Co. from 2001 to 2004; Kriss A. Kirchhoff, who before joining the Company in December, 2006 had been the President of Tree Top Technologies, a software engineering firm, for one year and for more than five years prior to that held various general management positions in the printing and imaging group of the Hewlett Packard Company; and, Thomas P. O’Neill, who before joining the Company in 2005 had been the Group Vice President, Global Finance for Teleflex, Inc. from 2003 to 2005 and had been Senior Vice President and Chief Financial Officer for Philip Services Corporation from 2001 to 2002.

There is no family relationship between any of the above named officers. All officers are appointed for one-year terms by the Board of Directors or until re-appointed.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives of the Compensation Program

The Compensation Committee (the “Committee”) of the Board of Directors has the responsibility for establishing, implementing and monitoring the compensation and benefit programs of the Company and ensuring adherence with the Company’s compensation objectives. The principal purpose of the Committee is to oversee an executive compensation program that aligns an executive’s interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. We also believe that as wealth is created for ACCO Brands stockholders, it should be shared with employees. Our compensation program is also aimed at attracting and retaining talented executives who will help drive the performance necessary to achieve the desired improvement in stockholder value.

The Committee approves the compensation levels for the Company’s executive officers including the officers named in the 2006 Summary Compensation Table on page 21 (the “named executive officers”); grants awards for the Company’s executive officers under the Company’s Amended and Restated 2005 Incentive Plan (the “LTIP”); makes a final determination with respect to annual performance measures, establishes individual incentive opportunities, and determines the actual awards under the cash award annual incentives portion of the LTIP; and assesses the competitiveness and effectiveness of the Company’s other executive compensation and benefit plans. The Committee annually reviews and approves the target compensation and goals for the Chief Executive Officer (the “CEO”), evaluates the CEO’s performance in light of these goals, and determines the CEO’s total compensation based on this evaluation. The recommendations of the Committee with respect to the CEO are then discussed with and reviewed by the Board of Directors before being implemented by the Committee.

Until December, 2006, the Committee utilized the independent advisory services of Hewitt Associates, an internationally recognized human resource and compensation consulting firm. In early December, the Committee decided to retain Compensation Strategies, Incorporated as its consultant and advisor on executive officer compensation matters. The decision to change advisors was principally based on the fact that the Committee wanted to eliminate any potential conflicts of interest as Hewitt Associates also provides consultative services to management.

Our senior management can and does make recommendations to the Committee. These recommendations have historically focused on the Company’s broad based compensation and benefit plans; award pools for long term incentive grants; and, employment and compensation matters related to the Company’s executive officers. However, the Committee has final approval of all compensation actions, plans, and programs as they relate to executive officers. Our CEO, other members of our management and the Committee’s outside advisors may be invited to attend all or a portion of the Committee meetings. At these meetings, the Committee solicits the views of the CEO on compensation matters as they relate to himself and the other executive officers. However, decisions relating to compensation matters for the CEO are made without the CEO being present.

Design of the Compensation Program

The executive compensation program is intended to reinforce the importance of performance at the corporate, and where appropriate, the business unit level. In addition to focusing on paying for performance, our compensation program is designed to:

•	Link management and shareholder interests by creating incentive awards that balance both short-term and long-term goals

•	Drive achievement of the Company’s business objectives and calibrate compensation to those achievements by delivering a mix of fixed and at risk compensation

•	Attract, retain, and motivate talented individuals

•	Provide flexibility that enables the development and deployment of talent to support the current and future needs of the Company’s different businesses

To help research competitive market compensation in 2006, the Company and the Committee engaged Hewitt Associates to survey executive compensation information that is both publicly available and proprietary to Hewitt for the companies with which we may compete for talent. These may include companies of similar size, in a comparable industry, or other admired companies from which we recruit. In general, this “Peer Group” of 20 to 25 companies provides a robust sampling of comparable pay levels and practices. In reviewing executive compensation information in 2006, the Peer Group used by the Committee consisted of the following companies:

• Advo, Inc. • Avery Dennison Corporation • Brightpoint, Inc. • Brunswick Corporation • CDW Corporation • Deluxe Corporation	• Hercules Incorporated • Herman Miller, Inc • Imation • Kohler Company • McGraw-Hill Companies • MeadWestvaco Corporation

• Newell Rubbermaid Inc. • Packaging Corporation of America • Pactiv Corporation • The Scotts Miracle-Gro Company • Steelcase Inc.	• United Stationers Inc. • W.W. Grainger, Inc. • WESCO International, Inc. • Zebra Technologies Corporation

This information, as well as a review and comparison of internal data, assists the Committee and senior management in developing the Company’s compensation programs and in forming management’s recommendations to the Compensation Committee.

We believe that a powerful enabler of shareholder value creation is the linkage of pay and performance. To that end, high-performing individuals should be rewarded with compensation that compares to the top two quartiles of companies with which ACCO Brands competes for talent. The Committee generally sets total compensation for the Company’s executive officers between the 50th and 75th percentile of compensation paid to similarly situated executives of the companies comprising the Peer Group. Variations to this objective may occur as dictated by individual performance, the experience level and specific job assignment of the executive as well as market conditions.

Executive Compensation Mix

Our executive compensation opportunities are weighted toward performance-based incentives, encouraging the creation of sustainable shareholder value through the achievement of the Company’s long-term profitability goals. A substantial portion of executive compensation is at risk and differentiated as follows:

Annual Compensation

•

Base salaries — fixed annual income that is typically reviewed and adjusted annually based on the Committee’s assessment of the individual’s performance and competitive market conditions for that individual’s position

•	Annual incentives — performance-based cash compensation with annual objectives established by the Committee during the first quarter of each fiscal year

Long-term Compensation

•	Long-term incentives — equity-based and/or cash-based incentives earned based on achieving sustained long-term performance and increasing shareholder value

Event-driven Rewards

•

Equity or cash-based incentives — occasionally “one-time” award opportunities may be granted based on reaching significant business milestones in addition to achieving stated annual and long-term business objectives

Retirement Plans

•	Tax qualified and non-qualified defined contribution plans

•	Tax qualified and non-qualified defined benefit plans

Benefits and Perquisites

•	Broad based employee health and welfare plans

•	Supplemental and executive life and long-term disability insurance

•	Certain executive perquisites

The Committee reviews the cash and long-term incentive compensation mix for executive officers at least annually to ensure alignment with the objectives of the Company’s compensation philosophy.

Elements of Compensation

Base Salaries

The Company uses base salaries to recognize individual experience, knowledge, job performance and skills. Providing executives with competitive base salaries allows the Company to attract high caliber talent and retain their on-going services by providing them with a level of financial certainty. The base salaries for the executive officers are reviewed annually by the Compensation Committee and adjusted as necessary based on market conditions and the job performance of the individual over the course of the most recent performance period. The Committee utilizes performance assessments by the CEO, considers Company or applicable business unit performance, and competitive market data to determine the size of any adjustment to base salary. In determining salary adjustments for the CEO and other executive officers, the Committee sought to establish salary levels that are competitive with our Peer Group.

During 2006, the Committee reviewed the salaries of Messrs. Campbell, Fenwick, Chandler and Rubin and determined that no salary adjustment would be made for any of them during that year. Each of these executives had received a salary increase effective upon the consummation of the Company’s merger with General Binding Corporation (“GBC”) on August 17, 2005, and the Committee wished to consider one full calendar year of performance prior to reviewing salaries. In February of 2006, the Committee reviewed and approved a 2.5% salary increase for Mr. Turner. This increase was effective April 1, 2006 which is consistent with the Company’s broad based annual merit increase program. In 2006, the salaries for Messrs. Campbell, Fenwick and Rubin were below the 50th percentile of base salaries in the Peer Group. The salaries for Messrs. Chandler and Turner were above the 50th percentile, but below the 75th percentile, of salaries in the Peer Group.

The salaries of the named executive officers were reviewed at the February 27, 2007 meeting of the Committee. At that meeting, the Committee approved salary increases to be effective April 1, 2007 for the CEO and the other named executive officers as follows:

Name	Former Annual Salary	New Annual Salary
David D. Campbell	$700,000	$750,000
Neal V. Fenwick	$375,000	$400,000
Dennis L. Chandler	$375,000	$400,000
John M. Turner	$325,000	$335,000
Steve Rubin	$300,000	$325,000

The increase in salary for Mr. Campbell was approved by the non-employee Board members the following day.

The following discussion contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of ACCO Brands Corporation’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Annual Incentives

The annual cash-based incentive program for our executive officers is organized under and governed by the cash bonus provisions (the “MIP”) of the LTIP. The MIP is designed to reward actual performance during the fiscal year against predetermined measures and target objectives. We believe that annual cash based incentives promote management’s efforts to drive the achievement of annual performance goals and objectives which in turn help create additional shareholder value. In accordance with plan provisions, the MIP performance measures, as recommended by management, and target objectives as set by the Committee for 2006 were set and approved by the Committee in February, 2006. The MIP structure used for the executive officers is similarly used across the Company for salaried incentive eligible employees.

The Committee believes that a mix of objectives is appropriate for ensuring that management focuses on what it considered to be key areas of performance. The 2006 MIP performance measures were derived from shareholder value drivers that are within the control and influence of management and measured comparably from year to year. These measures focused on a mix of three independently achievable objectives:

•	Company and business unit earnings

•	Asset management

•	Profitability of sales

Company and business unit earnings, measured as adjusted operating income, was the single largest element of the MIP as this directly drives shareholder value through impacting earnings per share and is the element of the MIP program over which management can exert the greatest degree of short-term control. Adjusted operating income is determined by adjusting reported earnings by restructuring and restructuring related expenses, and for 2006 only, stock based compensation and amortization charges as these were non-comparable in the 2005 base period and still subject to change when the 2006 targets were established.

Asset management targets improved working capital efficiency resulting from a reduction in trade cycle days. Reduction in trade cycle days is determined by taking the number of days of accounts receivable, adding the days of inventory and deducting the days of accounts payable. Favorable results are typically achieved by any combination of reducing accounts receivable or inventory levels or extending accounts payable which results in more efficient management of cash. Improvement in trade cycle is a critical building block for building stockholder value, as this is a leading indicator of how effectively the Company is conducting its day to day business. It is important to shareholders as it determines the amount of cash generation from earnings that must be re-invested to support growth. Improvement in trade cycle typically results in improved cash flow, affording the Company the ability to accelerate debt repayments, as well as having cash generated for both restructuring and for other general corporate purposes.

Profitability of sales was measured as the percentage growth in gross margin dollars for 2006 as compared to the actual gross margin achieved in 2005. Favorable results are typically achieved by increased sales volume, introducing more profitable products, eliminating unprofitable product lines, management of pricing for current product offerings, or reducing supply chain costs. Measuring growth in gross margin dollars focuses management on expanding profitable business and encourages exiting unprofitable business lines. Sales growth is viewed by shareholders as a leading indicator of potential long-term earnings growth. Due to the need to work through the business model changes arising from the acquisition of GBC, focusing only on reported sales was deemed to be an inappropriate measure.

Each executive officer’s target award percentage was affirmed based on competitive market data from our Peer Group, relative internal equity and position responsibilities. Generally, incentive targets are set at or between the 50th and 60th percentile levels relative to the Peer Group. An individual’s award opportunity under the MIP is calculated by multiplying his or her base salary for the performance period by the target percentage. The actual award is calculated by multiplying the individual’s award opportunity by the actual achieved percentage of target performance. The Committee has the discretion to adjust the annual incentive awards upward or downward based on factors outside of the established performance targets. No such discretion was exercised for the final 2006 MIP awards.

For the 2006 fiscal year, the MIP bonus structure, performance targets, performance results, and value of each component as a percentage of the target opportunity for Messrs. Campbell, Fenwick and Rubin were as follows:

Performance Measure	Component Weighting	Threshold (75% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Achievement in 2006	Calculated Payout as a Percent of Target Opportunity
ACCO Brands Corporation Adjusted Operating Income	50% of Overall Payment	$173 Million	$190 Million	$207.5 Million	$159.6 Million	0.0%
ACCO Brands Corporation Trade Cycle	25% of Overall Payment	93 days	91 Days	87 Days	84 Days	50.0%
ACCO Brands Corporation Growth in Gross Margin Dollars	25% of Overall Payment	2.5%	4.5%	7.25%	1.6%	0.0%

Based on the “Calculated Payout as a Percent of Target Opportunity” the payments for Messrs Campbell, Fenwick, and Rubin were $315,000, $121,875, and $75,000 respectively.

For the 2006 fiscal year, the MIP bonus structure, performance targets, performance results, and value of each component as a percentage of the target opportunity for Mr. Chandler were as follows:

Performance Measure	Component Weighting	Threshold (75% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Achievement in 2006	Calculated Payout as a Percent of Target Opportunity
ACCO Brands Corporation Adjusted Operating Income	10% of Overall Payment	$173 Million	$190 Million	$207.5 Million	$159.6 Million	0.0%
Office Products Segment Operating Income	40% of Overall Payment	$88 Million	$97 Million	$105 Million	$67.4 Million	0.0%
Office Products Segment Trade Cycle	25% of Overall Payment	102.5 days	100 Days	95 Days	86 Days	50.0%
Office Products Segment Growth in Gross Margin Dollars	25% of Overall Payment	1.5%	3.5%	6.25%	1.6%	0.0%

Based on the “Calculated Payout as a Percent of Target Opportunity” the payment for Mr. Chandler was $121,875.

For the 2006 fiscal year, the MIP bonus structure, performance targets, performance results, and value of each component as a percentage of the target opportunity for Mr. Turner were as follows:

Performance Measure	Component Weighting	Threshold (75% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Achievement in 2006	Calculated Payout as a Percent of Target Opportunity
ACCO Brands Corporation Adjusted Operating Income	10% of Overall Payment	$173 Million	$190 Million	$207.5 Million	$159.6 Million	0.0%
Industrial Print Finishing Group Operating Income	40% of Overall Payment	$20 Million	$22 Million	$25.5 Million	$20.4 Million	31.4%
Industrial Print Finishing Group Trade Cycle	25% of Overall Payment	87 days	84.5 Days	80 Days	87.5 Days	0.0%
Industrial Print Finishing Group Growth in Gross Margin Dollars	25% of Overall Payment	5%	9%	14%	6.0%	20.2%

Based on the “Calculated Payout as a Percent of Target Opportunity” the payment for Mr. Turner was $66,507.

In order to satisfy the Internal Revenue Code requirements for “performance-based compensation”, the Committee has established maximum annual incentives or incentive bonus amounts that can be paid to any executive officer. Currently, the established maximum amount of an individual award under the MIP may not exceed (i) 50% of any incentive pool established by the Committee or (ii) $3,000,000.

In February 2007 the Committee approved the performance metrics to be used for the 2007 MIP bonus structure. As in 2006, the key performance measurements will be company and business unit earnings, profitability of sales and asset management. In considering the structure of the MIP and relating it to Company growth objectives, the Committee determined that greater component weighting be given in 2007 to profitability of sales than given to asset management.

At target the Committee approved the following award levels for the 2007 MIP for the named executive officers as a percentage of 2007 salary—Mr. Campbell 90%; Messrs. Fenwick and Chandler 65%; Mr. Turner 40%; and Mr. Rubin 50%. These award levels did not change from the 2006 year.

Long-Term Incentives

We believe that long-term incentives must serve as a significant portion of the executive officer’s overall compensation package. Stock-based awards are provided to motivate executive officers and other eligible employee participants to focus their efforts on activities that will enhance stockholder value over the long term, thus aligning their interests with those of the Company’s stockholders. Long-term incentives are structured so that rewards are earned in line with performance—above-market rewards for superior performance and below-market or no rewards for inferior performance.

Currently, awards are granted under the LTIP. Pursuant to this plan, the Company may award to key employees of the Company, including all of the named executive officers, a variety of long-term incentives, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock units, performance share awards, and other stock-based incentives as well as the cash bonus awards described in the Annual Incentives section above.

No long-term incentives were granted to any of the named executive officers in 2006. The Committee elected to defer the award of any long-term incentives until it had a further opportunity to review the appropriate mix of awards, performance measures, and performance targets for the next grant of long-term incentive awards and to seek the advice of its new independent compensation advisor that it had retained in December, 2006. After completing this review the Committee determined that equity awards under the LTIP to be made in 2007 for the named executive officers and other senior Company leaders would be made in the following proportions, based on the economic value of each reward type at the date of grant:

Award Type	Proportion
Performance Share Units	50%
Stock Options	25%
Restricted Stock Units	25%

The award mix was constructed to provide executives with a long term incentive package that rewards successful performance, aligns management and shareholder interests, and provide a retention element. At the time of grant, long term incentives are targeted to make up from 35% to 60% of an executive’s overall targeted compensation package. Stock-based awards were granted to the named executive officers and other Company employees participating in the LTIP on March 16, 2007. See 2007 Stock-Based Awards on p. 24 and related footnotes as well as the following discussion for additional information concerning those awards.

Performance Share Units were granted for the 2007–2009 performance period. For this performance period, the Compensation Committee, working with its compensation consultant and management, established a performance matrix measuring revenue growth and return on assets to determine the level of award payout. The Committee approved this structure as it measures two primary drivers of shareholder value. The actual number of Performance Share Units earned is contingent upon the Company achieving specified earnings targets as established and approved by the Board of Directors. The number of units granted will be awarded as shares of the Company’s common stock at the 100% level if the performance target is achieved. Up to 150% of the number of units granted can be earned if superior performance is achieved. If threshold performance is met, 75% of the number of units granted will be earned. If threshold performance is not met, awards will be forfeited. Recipients of performance awards will receive any cash dividend equivalents at the time of payment equal to the cash dividends that would have been paid on the shares had the recipient owned the shares during the performance period. Currently the Company does not pay any cash dividends on its common stock.

Stock Options were granted to focus executive interests on share price appreciation. Executive officers and other LTIP participants will only realize benefits from stock options if the price of the Company’s common stock appreciates over time above the price at which the options were granted. The options become exercisable in three annual installments beginning one year after the grant date, and expire 7 years after the grant date. Stock options granted under the LTIP have an exercise price equal to the average of the high and low market price of the stock on the grant date. The Company has adopted this pricing practice in an attempt to “neutralize” any irregular or wide range of movement in the stock price over the course of the trading day.

Restricted Stock Units were granted to provide a retention element to senior management. Each restricted stock unit granted represents the right to receive one share of common stock upon vesting. The Restricted Stock Units granted to executive officers vest four years after the date of grant, subject to both the officer’s continued employment with the Company through that date and other events that could result in partial or full acceleration of vesting

Timing of Stock Option Awards

All awards of Company stock options under the LTIP are made at the average trading price of the Company’s stock on The New York Stock Exchange (“NYSE”) on the date of the award, or the next trading day if the awards are made on a day when the NYSE is closed. Annual awards of stock options to executive officers and other eligible management employees, if granted, are made at the Company’s regular meeting of the Board of Directors scheduled for the first quarter of the year, typically in the month of February absent special circumstances. The award made for 2007, as discussed in the preceding section, was made on March 16, 2007 as the Committee had not concluded its review of the long term incentive program for the Company as of the date of its regular meeting of the Board of Directors held in February. Off-cycle (non-annual) awards may be made where the CEO deems it necessary for promoted employees, new hires or in other circumstances. For off-cycle awards, the grant date will be the date the Compensation Committee approves any such award. We do not coordinate the timing of stock option grants with the release of material non-public information.

Stock Ownership Guidelines

To further align the executive officers’ interests with those of stockholders, the Company has adopted share ownership guidelines which apply to all executive officers and have been approved by the Committee, as shown below:

Executive Title	Multiple of Base Salary
CEO	5X
CFO and Office Products Segment COO	3X
Senior Vice Presidents, Segment and Business Unit Presidents	2X
Vice Presidents	1X

Stock counting towards ownership targets include shares held by the executive personally in both retirement and non-retirement accounts, unvested restricted stock units, and performance shares at target when awarded. Executives are given seven years from the later of the GBC merger date or their date of hire to attain the stated targets. Currently, all of the named executive officers have met or exceeded these requirements. The Committee has discretion as to remedies if the goals are not met. Remedies may include providing a portion of annual incentive awards in Company stock or similar actions. The Company currently does not have a policy regarding the hedging of stock ownership.

Retirement Benefits

In line with our overall compensation philosophy, the Company has targeted to deliver competitive retirement benefits. In an effort to balance employee and employer responsibility, the Company provides retirement benefits through a combination of tax-qualified pension plans, tax-qualified defined contribution plans, non-qualified defined benefit plans and non-qualified defined contribution plans. Non-qualified plans provide a supplemental benefit to recognize and account for any employee earnings that exceed the IRS maximum for a qualified plan. Benefits under non-qualified supplemental plans mirror, and are funded, at the same rate as under the qualified plans.

During 2006, we conducted a thorough review of retirement plans applicable to all of the Company’s United States employees, including our executive officers. The primary goal of the review was to consolidate the various retirement plans to a unified, market-competitive program, providing an attractive retirement benefit to all of the Company’s U.S. employees. As a result of the review, management recommended, and, after extensive review with its then acting compensation consultant, the Committee approved, changes to our pension and 401(k) plans.

Changes to the ACCO Brands Corporation Pension Plan approved in September, 2006, and effective January 1, 2007, include:

•	Reducing the annual rate of accrual from 1.25% to 1.0% for benefits earned after December 31, 2006

•

Admitting GBC employees, including John E. Turner, into the plan effective January 1, 2007 and recognizing service history for the purpose of vesting from the later of the most recent hire date or the merger date, August 17, 2005

•	For newly admitted GBC employees, the plan will only recognize eligible earnings after January 1, 2007

Changes to the ACCO Brands Corporation 401(k) plan approved in September, 2006, and effective on January 1, 2007 include:

•	Admitting all former GBC employees to participate in the plan effective January 1, 2007

•	Transferring GBC 401(k) plan individual account balances into the ACCO Brands Corporation 401(k) Plan

•	Adopting a “Safe Harbor” plan structure

Our annual matching contribution of 4.5% (100% match on the first 3% of employee contributions and 50% match on the next 3% of employee contributions) remained unchanged.

During 2006 Messrs. Campbell, Chandler, and Rubin were participants in the ACCO Brands Corporation Pension and 401(k) Plans. During 2006, Mr. Turner participated in the GBC 401(k) Plan, the GBC Non-Qualified Supplemental Deferred Compensation Plan, and was a participant in the GBC UK Pension Plan. Mr. Fenwick was a participant in the ACCO Europe Pension Scheme in 2006, and a participant in the ACCO Brands Corporation 401(k) Plan in the fourth quarter of 2006. The participation of Messrs. Fenwick and Turner in the respective ACCO Europe Pension Scheme and GBC UK Pension Plan results from their prior employment with UK subsidiaries with the Company. The benefits that would be provided to them from that participation would exceed the benefits they would have derived had they been participants in the Company’s U.S. pension plan. In 2006 Mr. Rubin maintained an account balance in the GBC Non-Qualified Supplemental Deferred Compensation Plan but was not an active participant in that plan. The amount of benefits provided by each plan and the pension formula applicable to the named executive officers are described in further detail in the 2006 Summary Compensation Table with respect to 401(k) contributions and in the Pensions Benefit section on page 26.

Employee Benefits and Perquisites

We provide certain benefit programs that are designed to be competitive within the market place from which we recruit our employees. The majority of employee benefits provided to executive officers are offered through broad-based plans available to all employees. The Company’s use of perquisites for executive officers as an element of compensation is limited and is largely based on historical practices and policies. The attributed costs to the Company and a description of the personal benefits provided to the named executive officers for the 2006 year are included in the “All Other Compensation” column of the 2006 Summary Compensation Table on page 21. Certain of those benefits are grossed-up for income tax purposes and the cost to the Company of providing this tax benefit is also included in the “All Other Compensation” column of the 2006 Summary Compensation Table.

Employment and Severance Arrangements

We maintain an Executive Severance Plan which is designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in a marketplace where such protections are commonly offered. This plan provides benefits to ease an employee’s transition due to an unexpected employment termination by the Company due to continual changes in our employment needs. We also believe that the provision of a severance plan with change-in-control compensation protection provisions encourages employees to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes.

We do not currently have any written employment or severance agreements with any of our named executive officers except for Messrs. Rubin and Turner. The agreements in place for Messrs. Rubin and Turner were entered into in 2000 by them with GBC and will continue in force, unless subsequently amended or terminated, as long as they remain in the employ of the Company. Our Executive Severance Plan provides certain benefits in the event of an involuntary termination of employment or a termination following a change-in-control of the Company that would apply to the other named executive officers as well as certain other senior managers of the Company.

Please refer to the “Potential Payments and Benefits Upon Termination of Employment” section on page 29 and the related tables and footnotes for additional information concerning severance arrangements.

Special, One-time, Nonrecurring, or Other Compensation Payments or Arrangements

In February 2006, the Committee approved a $75,000 one time, non-recurring award for Steve Rubin in recognition of his efforts during the GBC merger process. No other payments or arrangements were made to any named executive officers under this category during 2006.

Tax and Accounting Implications

Tax Deductibility

Section 162(m) of the Internal Revenue Code limits the allowable tax deduction that we may take for compensation paid to the CEO and the four other named executive officers. We believe that compensation paid under our various incentive plans is generally fully deductible by the Company for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of compensation for the named executive officers. While there is no certainty that all executive compensation will be fully deductible under Section 162(m), efforts will be made to maximize its deductibility. We believe that all 2006 compensation of the named executive officers is fully tax deductible by the Company except for $15,000 of the MIP award made to Mr. Campbell.

Nonqualified Deferred Compensation

On October 22, 2004, the American Job Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided on page 28 under the heading “Nonqualified Deferred Compensation”.

Accounting for Stock Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments, including all awards made pursuant to the 2005 LTIP, in accordance with the requirements of FASB Statement 123(R).

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of ACCO Brands Corporation oversees the compensation programs of the Company on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in this proxy statement, each of which has been filed with the SEC.

Members of the Compensation Committee:

Pierre E. Leroy (Chairman) George V. Bayly Dr. Patricia O. Ewers Gordon R. Lohman

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

2006 SUMMARY COMPENSATION TABLE

The table below provides information regarding the total compensation paid or earned by each of David D. Campbell, Chairman of the Board, President and Chief Executive Officer; Neal V. Fenwick, Executive Vice President and Chief Financial Officer; and, the Company’s three other most highly compensated executive officers for the fiscal year ended December 31, 2006:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)		Total ($)(5)
David D. Campbell	2006	700,000	—	1,472,855	2,819,930	648,500	78,000	70,061	(6)	5,789,346
Chairman of the Board and Chief Executive Officer

Neal V. Fenwick	2006	375,000	—	339,890	430,652	221,925	562,520	81,490	(7)	2,011,477
Executive Vice President and Chief Financial Officer

Dennis L. Chandler	2006	375,000	—	339,890	430,652	233,264	58,000	68,646	(8)	1,505,452
Chief Operating Officer, Office Products Group

John M. Turner	2006	328,478	—	183,934	450,747	66,507	35,000	17,959	(9)	1,082,625
President, Commercial Laminating Solutions Group

Steven Rubin	2006	300,000	75,000	152,998	255,802	75,000	31,000	28,167	(10)	917,967
Senior Vice President, Secretary and General Counsel

(1)	The amounts in column (e) and (f) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of stock and option awards pursuant to the Company’s Amended and Restated 2005 Incentive Plan and the Company’s 2005 Assumed Option and Restricted Stock Unit Plan and thus include amounts from awards granted prior to 2006. No new awards were issued to named executive officers in 2006. Assumptions used in the calculation of these amounts are included in Note 3 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(2)	The amounts shown represent the amount of the 2006 MIP award paid in 2007 earned by each named executive officer as more fully described on page 14 under the heading “Annual Incentives” and in the case of Messrs. Campbell, Fenwick and Chandler, awards granted under the 2004 — 2006 ACCO World Long Term Incentive Plan, a long-term performance unit cash plan. Our Board of Directors terminated the ACCO World Long Term Incentive Plan in February, 2006. At that time it was determined that payments for the 2004 — 2006 performance cycle of that Plan would be pro-rated to only recognize the actual performance for 2004 — 2005 and would become time vested based on continued employment with the Company through December 31, 2006. For the 2004 — 2005 pro-rata period, the participants earned awards at 166.7% of target. The amounts earned by the eligible named executive officers during 2006 and included in the table were: $333,500 for Mr. Campbell; $100,050 for Mr. Fenwick; and $111,389 for Mr. Chandler which amounts were paid in the first quarter of 2007.

(3)	The amounts listed represent the aggregate change in actuarial present value during 2006 of the named executive officer’s accumulated benefit provided under the Company’s pension plans. None of the named executive officers earned any preferential amounts on their accounts in the non-qualified deferred compensation plans of which they are a participant. Further details about these plans are detailed in the Pension Benefit Table on page 26 and the Non-Qualified Deferred Compensation Table on page 28.

(4)	The amount shown in column (i) reflects for each named executive officer, our matching contributions to his 401k savings plan account and the cost to us of other personal benefits and perquisites as further described below. The amount attributable to each such personal benefit or perquisite does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such named executive.

(5)	The amount shown in the “Total” column for each named executive officer represents the sum of all columns of the Summary Compensation Table.

(6)	Includes the cost to us of personal benefits and perquisites for Mr. Campbell for premiums paid on life and excess long term disability insurance policies; an automobile allowance; financial planning and income tax return preparation fees; an executive physical examination; dining club membership expenses; and $6,777 for income tax gross-ups attributable to the foregoing.

(7)	Includes the cost to us of personal benefits and perquisites for Mr. Fenwick for premiums paid on life and excess long term disability insurance policies; an automobile allowance; financial and estate planning and income tax preparation fees; child educational expenses; personal travel expenses for family members; and $19,747 for income tax gross-ups attributable to the foregoing.

(8)	Includes the cost to us of personal benefits and perquisites for Mr. Chandler for premiums paid on life and excess long term disability insurance policies; an automobile allowance; financial planning and income tax return preparation fees; club membership expenses; and $12,536 for income tax gross-ups attributable to the foregoing.

(9)	Includes the cost to us of personal benefits and perquisites for Mr. Turner for income tax return preparation fees and contributions to the GBC Supplemental Deferred Compensation Plan.

(10)	Includes the cost to us of personal benefits and perquisites for Mr. Rubin for premiums paid on excess long term disability insurance policies; an automobile allowance; income tax return preparation fees; certain telecommunications expenses; and $498 for income tax gross-ups attributable to the foregoing.

GRANTS OF PLAN BASED AWARDS

The following table sets forth information concerning each grant of an award made to a named executive officer under any of the Company’s incentive plans during the fiscal year ended December 31, 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David D. Campbell	—	118,125	630,000	1,260,000
Neal V. Fenwick	—	45,703	243,750	487,500
Dennis L. Chandler	—	18,281	243,750	487,500
John M. Turner	—	9,854	131,391	262,782
Steven Rubin	—	28,125	150,000	300,000

(1)

Represents threshold, target and maximum payout levels under the MIP for 2006 performance. The actual amount of incentive bonus earned by each named executive officer in 2006 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the MIP is included in the Annual Incentives Section of the Compensation Discussion and Analysis beginning on page 14.

No equity based awards were made in the 2006 fiscal year to any of the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning unexercised stock options, restricted stock units that have not vested and equity incentive plan awards for each of the executive officers named in the 2006 Summary Compensation Table as of December 31, 2006.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)(9)
	Exercisable	Unexercisable(1)
David D. Campbell	128,333	256,667	(2)	22.68	12/6/2012	90,000	(4)	2,382,300	105,000	(5)	2,779,350
	199,375	99,709	(3)	18.25	10/27/2014
	199,389	0		14.42	9/28/2013
	88,660	0		12.32	9/22/2012

Neal V. Fenwick	30,000	60,000	(2)	22.68	12/6/2012	21,000	(4)	555,870	24,000	(5)	635,280
	47,851	23,929	(3)	18.25	10/27/2014
	39,877	0		14.42	9/28/2013
	20,400	0		12.32	9/22/2012

Dennis L. Chandler	30,000	60,000	(2)	22.68	12/6/2012	21,000	(4)	555,870	24,000	(5)	635,280
	47,851	23,929	(3)	18.25	10/27/2014
	39,877	0		14.42	9/28/2013
	16,879	0		12.32	9/22/2012

John M. Turner	8,333	16,667	(2)	22.68	12/6/2012	6,000	(4)	158,820	7,000	(5)	185,290
	10,000	30,000	(6)	12.77	2/22/2015	5,689	(8)	150,588
	20,000	0		16.61	2/25/2014
	20,000	0		8.78	2/26/2013
	30,000	0		12.95	2/14/2012
	0	9,000	(7)	7.00	2/27/2008
	125	0		23.00	3/16/2007

Steven Rubin	10,333	20,667	(2)	22.68	12/6/2012	7,500	(4)	198,525	8,500	(5)	224,995
	3,750	11,250	(6)	12.77	2/22/2015	2,133	(8)	56,461
	7,500	0		16.61	2/25/2014
	7,500	0		8.78	2/26/2013
	9,000	0		12.95	2/14/2012
	7,000	0		8.75	2/20/2011
	125	0		23.00	3/16/2007

(1)	Options would accelerate and become immediately exercisable upon the death, disability or retirement of the named executive officer or upon a change-in-control. Messrs. Campbell, Turner and Rubin would each be deemed retirement eligible under the terms and conditions of the plans and award agreements under which these options have been granted.

(2)	Stock Options in this award vest ratably over the first three anniversaries of the original grant date of December 7, 2005.

(3)	Stock Options in this award vest ratably over the first three anniversaries of the original grant date of October 28, 2004.

(4)	Time vested restricted stock units that vest and convert into the right to receive an equal number of shares of the Company’s common stock on December 7, 2008 provided the named executive officer remains in the employ of the Company at that time. The vesting of these stock units could accelerate under the following circumstances and conditions:

Event	Result
Retirement, Death and Disability	Award would be prorated to date of separation

Change-in-Control	The award would fully vest but be prorated to the date of termination.

(5)	Represents the minimum number of shares that can be earned under performance share units for the three year performance period ending on December 31, 2008. Any awards so earned would be paid in shares of the Company’s common stock prior to March 15, 2009. The vesting of these units could accelerate under the following circumstances and conditions:

Event	Result
Involuntary termination	Award would be prorated at target levels to date of separation.

Retirement, Death and Disability	Award would fully vest at target levels but be prorated to the date of termination.

Change-in-Control	The award would fully vest at maximum award levels but be prorated to the date of termination.

(6)	Stock Options in this award vest ratably over the first four anniversaries of the original grant date of February 23, 2005.

(7)	The remaining stock options in this award vested on February 28, 2007.

(8)	Restricted stock units that vested and converted into the right to receive an equal number of shares of the Company’s common stock on February 26, 2007.

(9)	Reflects the value as calculated based on the closing price of the Company’s common stock on December 29, 2006 of $26.47.

2006 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning each exercise of a stock option and each vesting of stock, if any, including restricted stock units, by named executive officers during the fiscal year ended December 31, 2006.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
John M. Turner	9,000	180,000
Steven Rubin	5,600	51,800

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the price of the options.

2007 STOCK-BASED AWARDS

The long-term incentive stock awards granted to the named executive officers on March 16, 2007 under the terms and conditions of the LTIP and applicable respective award agreements are listed below.

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price ($)	Restricted Stock Units(2) (#)	Performance Share Units (#)(3)
David D. Campbell	55,000	21.49	23,000	39,000
Neal V. Fenwick	14,500	21.49	6,000	10,125
Dennis L. Chandler	14,500	21.49	6,000	10,125
John M. Turner	5,000	21.49	3,000	3,750
Steven Rubin	6,000	21.49	3,000	4,500

(1)	Options vest ratably over the first three anniversaries of the March 16, 2007 grant date. The options would accelerate and become immediately exercisable upon the death, disability or retirement of the named executive officer or upon a change-in-control. Messrs Campbell, Turner and Rubin would each be deemed retirement eligible under the terms and conditions of the LTIP and their respective award agreements.

(2)	Time vested restricted stock units that vest and convert into the right to receive an equal number of shares of the Company’s common stock on March 16, 2011 provided the named executive officer remains in the employ of the Company at that time. The vesting of these stock units could accelerate under the following circumstances and conditions:

Event	Result
Retirement or Involuntary Termination	Award would be prorated to date of separation.

Death or Disability	Full vesting.

Change-in-Control	Full vesting unless a replacement award is made by an acquiring entity, in which case the award would fully vest if the executive’s employment is terminated within two years of the date of the change-in-control event.

(3)	Represents the minimum number of shares that can be earned under performance share units for the three year performance period ending on December 31, 2009. Any awards so earned would be paid in shares of the Company’s common stock prior to March 15, 2010. The vesting of these units could accelerate under the following circumstances and conditions:

Event	Result
Involuntary Termination	Award would be prorated at target levels to date of separation.

Death or Disability	Full vesting at target levels.

Retirement	Full vesting at date of retirement with shares to be paid at end of three year performance period based on actual level of achievement.

Change-in-Control	Converts to a restricted stock unit at maximum award level with vesting treatment as noted above in footnote (2).

PENSION BENEFITS

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
David D. Campbell	ACCO Pension Supplemental Pension	8.42 8.42	99,000 108,000	— —
Neal V. Fenwick	ACCO Europe Pension	19	3,098,500	—
Dennis L. Chandler	ACCO Pension Supplemental Pension	13.5 13.5	148,000 104,000	— —
John M. Turner	GBC UK Pension	28	4,328,500	—
Steven Rubin	ACCO Pension Supplemental Pension	1 1	20,000 11,000	— —

(1)	Amounts reported above as the actuarial present value of accumulated benefits under the ACCO Pension and the Supplemental Pension are computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statement disclosures, and are assumed to be payable at age 65. The interest rate assumption is 5.94% for both plans. The mortality table assumption for the ACCO Pension is the RP 2000 CH Mortality Table. The mortality table assumption for the Supplemental Pension is the same. Amounts reported above as the actuarial present value of accumulated benefits for Mr. Fenwick under the ACCO Europe Pension and for Mr. Turner under the GBC UK Pension, assumes an interest rate of 5%, an inflation rate of 2.9%, an exchange rate (as of December 31, 2006) of $1.9586 to One British Pound and utilizes the PMA 92 Base-4 Mortality Table.

The Pension Benefits table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the last fiscal year with respect to the ACCO Brands Corporation Pension Plan for Salaried and Certain Hourly Paid Employees (“ACCO Pension”), the ACCO World Corporation Supplemental Retirement Plan (“Supplemental Pension”), the ACCO Europe Pension Plan (“ACCO Europe Pension”) and the GBC (United Kingdom) Limited Staff Pension Plan (“GBC UK Pension”).

The ACCO Pension is a broad based, tax-qualified defined benefit pension plan, which provides a monthly cash benefit upon retirement to eligible employees of the Company. In general, eligible employees include all salaried and certain hourly paid employees of the Company, except leased employees, independent contractors, certain collectively-bargained employees, and employees accruing benefits under an affiliated company foreign pension plan. Employees must complete one year of service to participate in the ACCO Pension and five years of service to vest in the benefit. The determination of benefits under the ACCO Pension is based upon years of credited service with the Company and its participating U.S. subsidiaries and the average of the highest five consecutive years of earnings within the last ten years of vesting service. “Eligible Earnings” include base pay and certain regularly occurring bonuses, but do not include amounts that have been deferred and, for years of credited service prior to 2002, annual bonuses. Mr. Rubin became an eligible employee under the ACCO Pension on January 1, 2006. Mr. Turner became an eligible employee under the ACCO Pension on January 1, 2007.

The Supplemental Pension is an unfunded nonqualified defined benefit pension plan which covers compensation and benefit amounts in excess of the Internal Revenue Code’s qualified plan limits in the ACCO Pension. In addition, pension benefits that would have been earned under the ACCO Pension had compensation not been deferred are provided by the Supplemental Pension. Otherwise, the provisions of the Supplemental Pension are generally the same as those of the ACCO Pension. Participants in the Supplemental Pension may separately elect from the optional forms of payment of benefits available under the ACCO Pension other than a lump sum. Certain other restrictions on payment apply to the Supplemental Pension, consistent with the requirements of Internal Revenue Code Section 409A.

Benefits under the ACCO Pension and Supplemental Pension are calculated in the following manner: A participant’s benefit for credited service accrued prior to January 1, 2002 equals the product of (A) his years of credited service multiplied by (B) the sum of (i) 0.75% of Eligible Earnings up to the participant’s applicable social security covered compensation amount, plus (ii) 1.25% of the participant’s final Eligible Earnings in excess of the participant’s applicable social security covered compensation amount (up to a maximum of 30 years). The participant’s benefit for credited service accrued since January 1, 2002 equals the product of (C) his years of credited service multiplied by (D) 1.25% of the participant’s final average Eligible Earnings, except that for years of credited service since January 1, 2007, the annual benefit accrual rate is 1.00% instead of 1.25%. Participants are fully vested in benefits after five years of service, with no vesting prior to that date. None of the above executives are entitled to additional credited service other than that which has been earned during their employment. For Messrs. Rubin and Turner, these plans will recognize vesting service from the date of the GBC merger.

Several forms of benefit payments are available under the ACCO Pension and the Supplemental Pension. The Pension Plan offers a life annuity option, a joint (with spouse) and 50% survivor option, 5- and 10-year period certain and life annuity options, 50% and 100% joint and contingent beneficiary options, and a social security benefit adjustment option. Minimum lump sum distributions of benefits are available if less than or equal to $1,000. The payout option must be elected by the participant before benefit payments begin. Each option available under the Pension Plan is actuarially equivalent.

Normal retirement benefits commence at age 65. Under the ACCO Pension and Supplemental Pension, early retirement benefit payments are available in a reduced amount to participants upon attainment of age 55 and completion of at least 5 years of vesting service. As of December 31, 2006, only Mr. Campbell was eligible for early retirement benefits under the ACCO Pension or the Supplemental Pension. The ACCO Pension and Supplemental Pension both recognize prior service with Fortune Brands, Inc. and other companies previously related to the Company for vesting purposes. Mr. Campbell’s combined period of service is 18 years.

Mr. Fenwick is entitled to a pension benefit under the ACCO Europe Pension. The ACCO Europe Pension is a broad based, defined benefit pension plan which provides a benefit upon retirement to eligible employees of ACCO UK Limited and certain other European subsidiaries of the Company. Mr. Fenwick is eligible to participate in the ACCO Europe Pension Plan based on his prior European employment with the Company. The ACCO Europe Pension provides for both employee and employer contributions. Mr. Fenwick contributes 6% of his combined annual notional salary and average bonus over the preceding three years (prior to July 1, 2003, this annual contribution amount was 5%). Employer contributions make up the balance of amounts needed to fund benefits at retirement. Benefits are payable upon retirement at or after age 62 with 20 years of credited service, as a single life annuity, in an amount equal to two-thirds (2/3) of Mr. Fenwick’s final Pensionable Earnings. Pensionable Earnings are defined as Mr. Fenwick’s base salary for the preceding full year together with the average annual bonus paid for the preceding three years. Benefits under this plan are based on the higher of (1) pensionable earnings for the full year immediately prior to retirement, or (2) the average of any three consecutive years of pensionable earnings in the last 10 years. Mr. Fenwick is fully vested in this benefit. He will be eligible for early retirement under this plan upon attainment of age 50.

Mr. Turner is entitled to a pension benefit under the GBC UK Pension. The GBC UK Pension is a broad based defined benefit pension plan which provides a benefit upon retirement to eligible employees of GBC (United Kingdom) Limited, a subsidiary of the Company. Mr. Turner was formerly employed by GBC (United Kingdom) Limited and he accrued benefits under this plan through December 31, 2005. Mr. Turner contributed 5% of his pensionable salary each year (4% in years prior to January 1, 2002). GBC (United Kingdom) Limited contributed 8% of his pensionable salary each year. Benefits under the GBC UK Pension equal the sum of (A) for a participant’s credited service accrued prior to January 1, 2002, 2.5% of his final pensionable salary as of December 31, 2001 for each year of pensionable service before January 1, 2002 and in proportion for each completed month of pensionable service indexed to the U.K. Retail Price Index through Mr. Turner’s normal retirement date; plus (B) for credited service accrued after December 31, 2001, 1.67% of final pensionable salary for each year of pensionable service thereafter and in proportion for each month of pensionable service. Final pensionable salary is the average of the last five consecutive years of Mr. Turner’s salary plus the average of his past three years’ bonuses, less 800 Pounds Sterling, except that bonus amounts are excluded from the definition of final pensionable salary for all years beginning on and after January 1, 2002. Mr. Turner is fully vested in his benefit.

Under the GBC UK Pension, Mr. Turner would be eligible to receive full benefits at the normal retirement age of 65 or reduced benefits upon early retirement at or after age 50 with the approval of GBC (United Kingdom) Limited. With the consent of the pension trustees, at retirement a portion of this benefit may be paid in a lump sum equal to 3/80ths of Mr. Turner’s final pensionable salary multiplied by each year of service or such greater amount as the trustees permit.

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth information with respect to nonqualified deferred compensation plan contributions, earnings and distributions for participating named executive officers during the fiscal year ended December 31, 2006.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End ($)
David D. Campbell	—	—		19,004	—	464,365
Dennis L. Chandler	—	—		1,713	—	41,395
John M. Turner	—	4,909	(1)	7,588	—	92,625
Steven Rubin	—	—		4,737	—	73,205

(1)	Represents the amount of Company match benefit that would have been made under the GBC 401(k) Plan except for the Internal Revenue Code limitations for recognized earnings.

Messrs. Campbell and Chandler have balances in deferred compensation accounts under the Company’s Supplemental Retirement Plan. The balances in these accounts, which are unfunded and are unsecured obligations of the Company subject to claims of the Company’s general creditors, are otherwise fully vested and non-forfeitable. The balances in these accounts are deemed to be invested in an interest bearing account determined by the Plan’s administrative committee. In 2006 the investment return was predicated on the Citigroup U.S. Broad Investment Grade Bond Index which had an annualized return of 4.3% for the year 2006. Subject to limitations imposed by Internal Revenue Code Sec. 409A, account balances are payable to Messrs. Campbell and Chandler as soon as practicable following termination of employment. Each of them may designate a beneficiary to receive the unpaid portion of their account in the event of their death.

Messrs. Turner and Rubin were participants in the GBC Supplemental Deferred Compensation Plan No. 2 (the “GBC Deferred Compensation Plan”) in 2006. This Plan allows for restoration of an individual’s equivalent company match under the GBC 401(k) Plan that otherwise would have been made if not for the annual limitation on contributions imposed by the Internal Revenue Code. As of January 1, 2007, no additional employee or employer contributions will be made thereto. The balances in the executives’ accounts, which were deposited in an irrevocable grantor trust but remain unsecured and subject to claims by the general creditors of the Company, are otherwise fully vested and non-forfeitable.

The investment options available to an executive under the GBC Deferred Compensation Plan were identical to those broadly available to employees under the GBC 401(k) Plan. The table below shows the investment funds available under the GBC Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2006, as reported by the administrator of the Plan.

Name of Fund	Annual Rate of Return
Prudential Guaranteed Income Fund	3.4%
Oakmark Equity and Income Fund	10.82%
T. Rowe Price Blue Chip Fund	9.6%
Dryden Stock Index Fund—Class 2	15.51%
Vanguard Small Cap Index Fund	18.64%
Artisan Partners Mid Cap Growth Fund	9.65%
WM Equity Income Fund—Class A	17.73%

Benefits under the GBC Deferred Compensation Plan will be paid, subject to any limitations imposed by Sec. 409A of the Internal Revenue Code, upon termination of employment from the Company. In the event of a participant’s death any unpaid balance in an account would be paid to the participant’s designated beneficiary. Benefits can be received either as a lump sum payment or in annual installments, not to exceed five years, as elected in a manner that complies with the restrictions under Section 409A of the Internal Revenue Code.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE-IN-CONTROL

The Company has not entered into any written employment agreements with any of its executive officers. The Company has entered into severance and change-in-control agreements with certain executive officers. The executive officers that have not entered into such agreements were covered by the Company’s Executive Severance Plan at December 31, 2006 and continue to be so covered as of the date of this Proxy Statement.

Currently all of the named executive officers are covered under the Company’s Executive Severance Plan, which provides for the following upon involuntary termination or termination as triggered by a change-in-control:

•

Involuntary Termination: 24 months of base salary and two year’s target bonus for the year of separation for Mr. Campbell; 18 months of base salary plus one year’s target bonus for the year of separation for the other named executive officers.

•

Change in Control Termination: 36 months of base salary and three year’s target bonus for the year of separation for Mr. Campbell; 24 months of base salary plus one year’s target bonus for the year of separation for the other named executive officers.

•

Any amounts payable under the Executive Severance Plan are reduced by amounts payable to a named executive officer under any other severance plan applicable to the executive or agreement that has been entered into between the Company and the executive.

Medical and other welfare benefits continue through the equivalent severance period on the same cost sharing basis as if employment had not been terminated. No severance or change-in-control payments would be made until the executive officer executes a release waiving any and all claims he may have against the Company.

Messrs. Turner and Rubin are parties to Executive Severance/ Change in Control Agreements entered into with GBC. Under the terms of those agreements, they would be entitled to severance payments and other benefits (as summarized below) if their employment is terminated within twenty-four months following completion of a change-in-control, including the change-in-control resulting from the Company’s merger with GBC, without “cause” or by the executive for “good reason” (each as defined in the agreement). In the event of an eligible change-in-control termination, the Company must pay Messrs. Turner and Rubin a single lump-sum cash payment equal to 2.25 times the sum of (i) their respective annual base salary; (ii) the greater of either their target bonus or their bonus based on actual performance for the then-current year; and (iii) the Company matching contribution to their respective defined contribution retirement accounts. The foregoing benefits would also be payable to Messrs. Turner and Rubin for any subsequent change-in-control termination.

If either Mr. Rubin or Mr. Turner’s employment terminates in a change-in-control termination, they will be deemed to have satisfied the age and service requirements for retiree medical benefits as in effect at GBC on February 10, 2005, and they and their eligible dependents may commence coverage for such retiree benefits at any time following the expiration of the active employee medical continuation coverage period as described in his change-in-control agreement to the same extent and on the same cost-sharing basis as do other GBC retirees with the same combined age and years of service as of their date of termination.

In the event Messrs. Turner or Rubin were involuntarily terminated without cause after August 17, 2007 under the terms of their agreements they would be entitled to receive cash severance in an amount equal to 24 months of salary and a prorated bonus for the year of termination based on actual performance achieved under the MIP in effect for that year. They would also be entitled to the severance payments provided under the Company’s Executive Severance Plan, however those payments would be reduced by the payments payable to them under the Agreements that have been entered into with GBC.

If either Mr. Rubin or Mr. Turner is terminated involuntarily or in a change-in-control termination they would also receive:

•	continued participation for themselves and their immediate family members in our medical and dental plans on a cost-sharing basis for the severance period;

•

in the case of a change-in-control termination, to the extent not already vested and exercisable, they would be entitled to exercise any or all stock options that were originally granted by GBC outstanding immediately prior to the merger for the earlier of one year following termination or the expiration date of the stock option (other than stock options issued by GBC in 2005 which would be exercisable as they may vest over their equivalent severance period);

•	outplacement services of an amount not to exceed ten percent of his base salary in effect at the time of termination; and

•

a gross-up for any “golden parachute” excise tax that may be payable by them under Section 4999 of the Internal Revenue Code, and any income and employment withholding taxes on the gross-up payment, with respect to the severance payments and other benefits due to them (whether under the change in control plan or otherwise), unless the amount of any “excess parachute payments” paid or payable by them does not exceed 330% of his base pay as determined pursuant to Section 280G of the Internal Revenue Code, in which case the gross-up payment shall not be paid and the severance payable to them would be reduced so that no amounts paid or payable to the executive will be deemed “excess parachute payments” for purposes of Section 4999 of the Internal Revenue Code; and

•

for Mr. Turner reimbursement of reasonable and ordinary relocation expenses to move himself and his immediate family to the United Kingdom, provided those expenses are incurred within sixty days of the termination of his employment.

As a condition to receiving the benefits described above under their respective Agreements, Messrs. Turner and Rubin must maintain the confidentiality of any Company proprietary information in their possession, and for a period of one (1) year following their termination of employment they may not be employed by or be connected with a business that competes with the Company nor may they solicit any Company employees to leave the employ of the Company to work for any entity that competes with the Company.

The following tally sheets set forth for each named executive officer quantitative disclosure regarding estimated payments and other benefits that would have been received by the named executive officer or his estate if his employment had been terminated on December 31, 2006, under the following circumstances:

•	voluntary termination by the named executive officer;

•	termination by the Company for cause;

•	termination by the Company without cause;

•	termination by the Company without cause, or by the executive for “good reason” following a change-in-control;

•	termination associated with retirement for Messrs. Campbell, Turner, and Rubin (currently Messrs. Fenwick and Chandler do not qualify for retirement benefits); or

•	termination as a result of death or disability.

In preparing the tally sheets it is assumed that the named executive officer has no earned but unpaid salary or vacation benefits at the time of termination.

David D. Campbell

Payments and Benefits	Voluntary termination by executive $	Termination by Company for cause (1) $	Termination by Company without cause $	Termination by the Company without cause or by the executive for “good reason” following a change in control $	Retirement $	Death or Disability $
Short Term Compensation:
Annual Incentive	315,000	—	315,000	315,000	315,000	315,000
Long Term Incentive Compensation:
Cash Long Term Incentive(2)	333,500	333,500	333,500	333,500	333,500	333,500
Benefits and Perquisites:
Cash severance(3)	—	—	2,660,000	3,990,000	—	—
Health and welfare benefits(4)	—	—	20,000	30,000	—	—
Outplacement Services	—	—	50,000	50,000	—	—
Perquisites(5)	—	—	32,000	48,000	—	—
Accelerated Vesting of Stock Based Awards:
Value of Stock Options(6)	1,792,376	1,792,376	1,792,376	1,792,376	1,792,376	1,792,376
Value of Stock Awards(7) (8)	1,771,993	1,771,993	1,771,993	2,235,218	1,771,993	1,771,993
Total	4,212,869	3,897,869	6,974,869	8,794,094	4,212,869	4,212,869

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Compensation Committee.

(2)	Cash long term incentive compensation represents the amount earned by Mr. Campbell, but remaining unpaid, from the ACCO World Long-Term Incentive Plan. This award was for the 2004-2006 performance period.

(3)	Amounts of cash severance are paid as a lump sum.

(4)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for which the executive has enrolled in during the severance period.

(5)	Represents the amount of Mr. Campbell’s annual automobile allowance paid for his equivalent severance period.

(6)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2006 over the exercise price of all unvested options, the vesting of which accelerate in connection with the specified event.

(7)	Reflects the fair market value of the underlying shares as of December 31, 2006 of all unvested restricted stock units and performance stock units which accelerate in connection with the specified event.

(8)	Mr. Campbell currently qualifies as a retiree under the Company’s stock award plans and therefore, would be entitled to accelerated vesting under all events of termination. The additional benefits payable upon a change-in-control represent the payment of performance stock units at the maximum performance award level.

Neal V. Fenwick

Payments and Benefits	Voluntary termination by executive $	Termination by Company for cause (1) $	Termination by Company without cause $	Termination by the Company without cause or by the executive for “good reason” following a change in control $	Death or Disability $
Short Term Compensation:
Annual Incentive	121,875	—	121,875	121,875	121,875
Long Term Incentive Compensation:
Cash Long Term Incentive(2)	100,050	100,050	100,050	100,050	100,050
Benefits and Perquisites:
Cash severance(3)	—	—	806,250	993,750	—
Relocation Costs(4)	—	—	—	400,000	—
Health and welfare benefits(5)	—	—	20,000	27,000	—
Outplacement Services	—	—	30,000	40,000	—
Perquisites(6)	—	—	20,988	27,984	—
Accelerated Vesting of Stock Based Awards:
Value of Stock Options(7)	—	—	—	424,097	424,097
Value of Stock Awards(8)	—	—	—	514,933	409,053
Total	221,925	100,050	1,099,163	2,649,689	1,055,075

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Compensation Committee.

(2)	Cash long term incentive compensation represents the amount earned by Mr. Fenwick, but unpaid, from the ACCO World Long-Term Incentive Plan. This award is for the 2004-2006 Plan and represents the final payment made under that Plan.

(3)	Amounts of cash severance are paid as a lump sum.

(4)	Approximate relocation costs provided under the Company’s relocation program that would be associated with returning Mr. Fenwick and his family to the United Kingdom.

(5)	Represents the approximate value employer subsidy to broad-based employee benefit plans for which the executive has enrolled in during the severance period.

(6)	Represents the amount of Mr. Fenwick’s auto allowance paid through the severance period.

(7)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2006 over the exercise price of all unvested options, the vesting of which accelerate in connection with the specified event.

(8)	Reflects the fair market value of the underlying shares as of December 31, 2006 of all unvested restricted stock units and performance share units which accelerate in connection with the specified event.

Dennis L. Chandler

Payments and Benefits	Voluntary termination by executive $	Termination by Company for cause (1) $	Termination by Company without cause $	Termination by the Company without cause or by the executive for “good reason” following a change in control $	Death or Disability $
Short Term Compensation:
Annual Incentive	121,875	—	121,875	121,875	121,875
Long Term Incentive Compensation:
Cash Long Term Incentive(2)	111,389	111,389	111,389	111,389	111,389
Benefits and Perquisites:
Cash severance(3)	—	—	806,250	993,750	—
Health and welfare benefits(4)	—	—	20,000	27,000	—
Outplacement Services	—	—	30,000	40,000	—
Perquisites(5)	—	—	20,988	27,984	—
Accelerated Vesting of Stock Based Awards:
Value of Stock Options(6)	—	—	—	424,097	424,097
Value of Stock Awards(7)	—	—	—	514,933	514,933
Total	233,264	111,389	1,110,502	2,261,028	1,172,294

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Compensation Committee.

(2)	Cash long term incentive compensation represents the amount earned by Mr. Chandler, but remaining unpaid, from the ACCO World Long-Term Incentive Plan. This award was for the 2004-2006 performance period.

(3)	Amounts of cash severance are paid as a lump sum.

(4)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for which the executive has enrolled in during the severance period.

(5)	Represents the amount of Mr. Chandler’s annual automobile allowance paid for his equivalent severance period.

(6)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2006 over the exercise price of all unvested options, the vesting of which accelerate in connection with the specified event.

(7)	Reflects the fair market value of the underlying shares as of December 31, 2006 of all unvested restricted stock units and performance stock units which accelerate in connection with the specified event.

John M. Turner

Payments and Benefits	Voluntary termination by executive $	Termination by Company for cause (1) $	Termination by Company without cause $	Termination by the Company without cause or by the executive for “good reason” following a change in control $	Retirement $	Death or Disability $
Short Term Compensation:
Annual Incentive	66,507	—	130,000	130,000	66,507	66,507
Benefits and Perquisites:
Cash severance(2)	—	—	1,043,550	1,043,550	—	—
Relocation Costs(3)	—	—	400,000	400,000	—	—
Health and welfare benefits(4)	—	—	146,019	146,019	—	—
Outplacement Services	—	—	32,500	32,500	—	—
Accelerated Vesting of Stock Based Awards:
Value of Stock Options(5)	649,398	649,398	649,398	649,398	649,398	649,398
Value of Stock Awards(6) (7)	260,882	260,882	260,882	291,764	260,882	260,882
Total	976,787	910,280	2,662,349	2,693,231	976,787	976,787

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Compensation Committee.

(2)	Amounts of cash severance are paid as a lump sum.

(3)	Estimate of potential relocation costs associated with returning Mr. Turner and his immediate family to the United Kingdom.

(4)	Represents the approximate value of the employer subsidy to the GBC retiree medical and dental benefit plan for which Mr. Turner would be eligible to participate in.

(5)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2006 over the exercise price of all unvested options, the vesting of which accelerate in connection with the specified event.

(6)	Reflects the fair market value of the underlying shares as of December 31, 2006 of all unvested restricted stock units and performance stock units which accelerate in connection with the specified event.

(7)	Mr. Turner currently qualifies as a retiree under the Company’s stock award plans and therefore, would be entitled to accelerated vesting under all events of termination. The additional benefits payable upon a change-in-control represent the payment of performance stock units at the maximum performance award level.

Steve Rubin

Payments and Benefits	Voluntary termination by executive $	Termination by Company for cause (1) $	Termination by Company without cause $	Termination by the Company without cause or by the executive for “good reason” following a change in control $	Retirement $	Death or Disability $
Short Term Compensation:
Annual Incentive	75,000	—	150,000	150,000	75,000	75,000
Benefits and Perquisites:
Cash severance(2)	—	—	1,032,300	1,032,300	—	—
Health and welfare benefits(3)	—	—	149,431	149,431	—	—
Outplacement Services	—	—	30,000	30,000	—	—
Accelerated Vesting of Stock Based Awards:
Value of Stock Options(4)	232,453	232,453	232,453	232,453	232,453	232,453
Value of Stock Awards(5) (6)	198,981	198,981	198,981	236,480	198,981	198,981
Federal Excise Tax and Gross-Up(7)	—	—	591,209	609,727	—	—
Total	506,434	431,434	2,384,374	2,440,391	506,434	506,434

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Compensation Committee.

(2)	Amounts of cash severance are paid as a lump sum.

(3)	Represents the approximate value of the employer subsidy to the GBC retiree medical and dental benefit plan for which Mr. Rubin would be eligible to participate in.

(4)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2006 over the exercise price of all unvested options, the vesting of which accelerate in connection with the specified event.

(5)	Reflects the fair market value of the underlying shares as of December 31, 2006 of all unvested restricted stock units and performance stock units which accelerate in connection with the specified event.

(6)	Mr. Rubin currently qualifies as a retiree under the Company’s stock award plans and therefore, would be entitled to accelerated vesting under all events of termination. The additional benefits payable upon a change-in-control represent the payment of performance stock units at the maximum performance award level.

(7)	Upon a change-in-control of the Company, Mr. Rubin may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). Under the terms of Mr. Rubin’s Executive Severance/Change-in-Control agreement the Company has agreed to reimburse Mr. Rubin for all excise taxes that are imposed on him under Section 4999 and any income and excise taxes that are payable by him as a result of any reimbursements for such excise taxes. The calculation of the gross-up amount in the above table is based upon a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, a 3% state income tax rate, and a 1.45% Medicare tax rate. In the event the amount of excess parachute payments paid or payable to Mr. Rubin do not exceed 330% of his “base amount” determined pursuant to section 280G of the Code, then the additional payment described herein would not be paid and the change-in-control severance pay payable to Mr. Rubin would be reduced such that no amounts paid or payable to him would be deemed excess parachute payments subject to excise tax under the Code.

2006 DIRECTOR COMPENSATION

Cash Compensation. Each non-employee director of ACCO Brands is paid an annual fee of $60,000 for services as a director. Mr. Hargrove receives an additional $12,000 for service as chairperson of the Audit Committee and each of Messrs. Leroy and Lohman receive an additional $6,000 for service as a chairperson of the Compensation Committee and Corporate Governance and Nominating Committee, respectively.

Insurance. Directors traveling on company business are covered by our business travel accident insurance policy which generally covers all of our employees and directors.

Equity-based Compensation for Non-employee Directors. Each non-employee director is eligible to receive a $60,000 annual restricted stock unit grant under the LTIP. Under the terms of the plan and each individual director’s restricted stock unit award agreement, each restricted stock unit represents the right to receive one share of our common stock and is fully vested and nonforfeitable on the date of grant. The payment of all restricted stock units to non-employee directors are deferred under our Deferred Compensation Plan for Directors (the “Deferred Plan”), which provides that such awards are payable within 30 days after the conclusion of service as a director or immediately upon a change of control of ACCO Brands. Directors holding deferred restricted stock units are credited with additional restricted stock units based on the amount of any dividend paid by ACCO Brands.

Upon filing a timely election, a director may also elect to defer the cash portion of his or her compensation under the Deferred Plan. In such an event the director can choose to have his deferral account credited in either or both of a phantom fixed income or phantom stock unit account. The phantom stock unit account would correspond to the value of, and the dividend rights associated with, an equivalent number of shares of ACCO Brands’ common stock. The balance in a phantom account, upon the conclusion of service as a director or upon a change in control, would be paid to the director in either a lump sum cash distribution or a lump sum distribution of shares of ACCO Brands’ common stock, as the director may elect. Our obligation to redeem a phantom account is unsecured and is subject to the claims of our general creditors. In 2006 Mr. Hargrove elected to defer all of his cash compensation in the form of the Company’s common stock through restricted stock units.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
George V. Bayly	60,000	60,000	120,000
Dr. Patricia O. Ewers	60,000	60,000	120,000
G. Thomas Hargrove	—	132,000	132,000
Robert J. Keller	60,000	60,000	120,000
Pierre E. Leroy	66,000	60,000	126,000
Gordon R. Lohman	66,000	60,000	126,000
Robert H. Jenkins(2)	—	—	—
Forrest M. Schneider(3)	60,000	60,000	120,000
Norman H. Wesley	60,000	60,000	120,000

(1)	Represents the proportionate amount of the total fair value of stock awards recognized by the Company as an expense in 2006 for financial accounting purposes. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with FAS 123R. The assumptions used in determining the grant date fair values of these awards are set forth in Note 3 to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

(2)	Mr. Jenkins was appointed to the Board on March 5, 2007.

(3)	Mr. Schneider resigned from the Board on November 30, 2006.

The aggregate number of RSUs and stock options held by each director as of December 31, 2006 was as follows:

Director	Number of RSUs	Number of Options
George V. Bayly	4,633	25,000
Dr. Patricia O. Ewers	4,633	—
G. Thomas Hargrove	7,816	15,000
Robert H. Jenkins	—	—
Pierre E. Leroy	4,633	—
Gordon R. Lohman	4,633	—
Forrest M. Schneider	—	15,000
Norman H. Wesley	4,633	—

Item 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007. The Audit Committee and the Board of Directors recommend that you ratify this appointment. In line with this recommendation, the Board of Directors intends to introduce the following resolution at the Annual Meeting (designated as Item 2):

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for this Company for the year 2007 is ratified.”

A member of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting to make a statement if he or she desires, and will respond to appropriate questions that may be asked by stockholders.

The Board of Directors recommends that you vote FOR Item 2.

Report of the Audit Committee

The Audit Committee of the Board of Directors is composed of three directors that are “independent” as defined under the New York Stock Exchange corporate governance listing standards and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board of Directors. A copy of the charter is available on our website at www.accobrands.com. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm for 2006, PricewaterhouseCoopers LLP, is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and for expressing an opinion on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, the Company’s audited financial statements for the year ended December 31, 2006 and reports on the effectiveness of internal controls over financial reporting as of December 31, 2006 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including a discussion of the reasonableness of significant judgments and clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the disclosures made in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent registered accounting firm their independence from the Company, including the matters in the letter provided to the Audit Committee by the independent registered public accounting firm as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with the auditor’s independence.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their integrated audit. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The Audit Committee and the Board of Directors have also approved the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Members of the Audit Committee

G. Thomas Hargrove (Chairman)

George V. Bayly

Robert J. Keller

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Audit and Non-Audit Fees

Our independent registered public accounting firm during the 2005 and 2006 fiscal years was PricewaterhouseCoopers LLP. PricewaterhouseCoopers was also the independent registered public accounting firm in 2005 for GBC prior to the completion of the Merger. The following table summarizes the fees paid or payable by ACCO Brands to PricewaterhouseCoopers for services rendered during 2005 and 2006:

	2005*	2006
Audit fees	$3,135,500	$3,644,000
Audit-related fees	40,000	6,000
Tax fees	338,000	301,000
All other fees	25,000	34,000

Total	$3,538,500	$3,985,000

*	Does not include fees paid or payable by GBC to PricewaterhouseCoopers. The following fees were paid or payable by GBC to PricewaterhouseCoopers in respect of 2005: $224,000 in audit fees; $2,000 in audit-related fees; $20,000 in tax fees; and $2,000 in all other fees.

Audit fees include fees for the audit of our annual financial statements, the opinion on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting, the review of our financial information included in our Form 10-Q quarterly reports filed with the SEC and services performed in connection with other statutory and regulatory filings or engagements. Fees for audit-related services were principally related to work in connection with the audit of employee benefit plans. The tax services provided during 2006 primarily included domestic and international tax compliance work, and tax planning. Tax Services provided in 2005, in addition to compliance and planning work, included expatriate tax services and advice related to our spin-off from Fortune Brands, Inc. All other fees for 2006 were principally for various minor advisory work. All other fees for 2005 were principally for advice concerning the liquidation of a foreign subsidiary.

Approval of Audit and Non-Audit Services

All PricewaterhouseCoopers LLP services to the Company subsequent to the Merger were approved in advance by the Audit Committee. The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the registered public accounting firm’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above for services provided to ACCO Brands under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee of either Fortune Brands or ACCO Brands, as appropriate, pursuant to each such company’s pre-approval policies and procedures.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter and in accordance with the Company’s Code of Business Conduct and Ethics, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal written policy which requires the Company’s Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors or executive officers had, has or will have a direct or indirect material interest. After its review the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Committee determines in good faith. The Committee has also directed the Company’s General Counsel and internal audit department to review the Company’s compliance with this policy on at least an annual basis.

On September 27, 2006, a wholly-owned subsidiary of Lane Industries, Inc. (“Lane”) and certain of Lane’s officers sold 4,066,400 shares of common stock of the Company in a registered public offering for approximately $81.2 million after underwriter’s discounts and commissions. Of the 4,066,400 shares that were sold, 14,000 were sold by Forrest M. Schneider, the President and Chief Executive Officer of Lane and a member of the Company’s Board of Directors until November 30, 2006. The shares sold were originally acquired by Lane in connection with the Company’s merger with GBC in August 2005. Immediately prior to the offering, Lane and its affiliates beneficially owned approximately 15.1% of the Company’s outstanding common stock. The Company’s estimated costs and expenses in connection with the offering was approximately $375,000. The Company did not receive any proceeds from the offering.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

The table below sets forth the beneficial ownership of ACCO Brands’ common stock as of March 19, 2007. The table sets forth the beneficial ownership by the following individuals or entities:

•	each person known to us that owns more than 5% of the outstanding shares of our common stock;

•	the named executive officers;

•	our directors; and

•	all directors and executive officers of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned, subject to applicable community property laws. As of March 19, 2007, 53,957,936 shares of ACCO Brands’ common stock were issued and 53,911,913 shares of ACCO Brands’ common stock were outstanding. In computing the number of shares of Company common stock beneficially owned by a person and the percentage ownership of that person, shares of Company common stock that are subject to options held by that person that are currently exercisable or that are exercisable within 60 days of March 19, 2007 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership				Percent
Name	Number of Shares		Number of Shares Subject to Options(1)	Total
Ariel Capital Management, LLC 200 E. Randolph Drive, Suite 2900 Chicago, Illinois 60601	8,028,260	(2)	—	8,028,260	14.9
Sasco Capital, Inc. 10 Sasco Hill Road Fairfield, CT 06824	2,920,085	(3)	—	2,920,085	5.4
Morgan Stanley
1585 Broadway
New York, NY 10036	3,314,700	(4)	—	3,314,700	6.2
O.S.S. Capital Management LP 598 Madison Avenue New York, NY 10022	2,693,100	(5)	—	2,693,100	5.0
David D. Campbell	7,899	(6)	615,747	623,646	1.2
George V. Bayly	—		25,000	25,000	*
Dr. Patricia O. Ewers	1,472		—	1,472	*
G. Thomas Hargrove	10,000		15,000	25,000	*
Robert H. Jenkins	—		—	—	*
Pierre E. Leroy	317		—	317	*
Gordon R. Lohman	352		—	352	*
Norman H. Wesley	29,671		—	29,671	*
Neal V. Fenwick	2,229	(7)	114,199	116,428	*
Dennis L. Chandler	2,555	(8)	110,678	113,233	*
Kriss A. Kirchoff	—		—	—	*
John E. Turner	21,786	(9)	107,458	129,244	*
Steven Rubin	15,356	(10)	49,083	64,439	*
Boris Elisman	3		26,626	26,629	*
Thomas P. O’Neill, Jr.	1,129	(11)	6,667	7,796	*
All directors and executive officers as a group (15 persons)	92,769		1,070,458	1,163,227	2.1

*	Less than 1%

(1)	Indicates the number of shares of ACCO Brands common stock issuable upon the exercise of options exercisable within 60 days of March 19, 2007.

(2)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2007 by Ariel Capital Management, LLC. Of these shares Ariel Capital Management has sole voting power over 6,285,530 shares and sole dispositive power over 8,019,830 shares.

(3)	Based solely on a Schedule 13G/A filed with the SEC on February 8, 2007 by Sasco Capital, Inc. Of these shares Sasco Capital has sole voting power over 1,279,994 shares and sole dispositive power over all of the shares.

(4)	Based solely on a Schedule 13G filed with the SEC on February 15, 2007. Of these shares Morgan Stanley has sole voting power over 3,171,679 shares and sole dispositive power over all of the shares.

(5)	Based solely on a Schedule 13 G filed with the SEC on March 12, 2007 by O.S.S. Capital Management LP and parties related thereto. O.S.S. Capital Management LP shares voting and dispositive power over all of these shares.

(6)	Includes 2,219 shares owned by Mr. Campbell through our 401(k) plan.

(7)	Includes 430 shares owned by Mr. Fenwick’s wife.

(8)	Includes 252 shares owned by Mr. Chandler through our 401(k) plan.

(9)	Includes 276 shares owned by Mr. Turner through our 401(k) plan.

(10)	Includes 1,200 shares owned by Mr. Rubin through our 401(k) plan.

(11)	All of these shares are owned by Mr. O’Neill through our 401(k) plan.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

What governs stockholder proposals and nominations?

Our By-laws contain procedures for stockholder nomination of directors and for stockholder proposals to be presented before annual stockholder meetings.

Who can make a nomination?

According to our By-laws, any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders’ meeting by delivering timely written notice to the Secretary of ACCO Brands at least 120 days prior to the annual meeting.

How do I go about making a nomination?

If you are a record owner of stock and you wish to make a nomination, you must notify the Secretary, in writing, of your intent to make a nomination. Written notice must be submitted 120 days before the annual meeting, that is, by January 15, 2008 for the 2008 Annual Meeting (assuming the 2008 Annual Meeting is held on May 15, 2008), and it must contain the information required by Rule 14a-8 under the Exchange Act. Such information includes:

•	the names and addresses of you and any other stockholder who intends to appear in person or by proxy to make the nomination, and the name and address of the person(s) to be nominated;

•	a description of all arrangements or understandings between you and each nominee and any other person(s) (naming them) pursuant to which the nomination is to be made;

•	any other information regarding each of your proposed nominees that would be included in a proxy statement; and

•	the consent of each nominee to serve if elected.

Who can make a proposal?

According to the By-laws, a proposal or other business to be considered at the Annual Meeting of Stockholders can be made by a person who is a stockholder of record.

How do I go about making a proposal?

If you are a record owner of stock and you wish to make a proposal, you must notify the Secretary, in writing, of your intent. You must give your written notice 120 days before the annual meeting, that is, by January 14, 2008 for the 2008 Annual Meeting (assuming the 2008 Annual Meeting is held on May 13, 2008), and it must include:

•

a brief description of the business to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest that you or the beneficial owners, if any, on whose behalf you are making the proposal may have in the business;

•	your name and address, and the names and addresses of the beneficial owners, if any, on whose behalf you are making the proposal, as they appear on our books; and

•	the class and number of shares of our stock that are owned beneficially and of record by you and the beneficial owners.

Stockholders who wish to have a proposal included in ACCO Brands’ Proxy Statement must comply with the applicable requirements of the Exchange Act, as well as its rules and regulations. Such stockholders also have the benefit of the rights provided by Rule 14a-8 of the Exchange Act. In order to be eligible under Rule 14a-8 for inclusion in ACCO Brands’ Proxy Statement and accompanying proxy at the next Annual Meeting of Stockholders currently scheduled to be held on May 15, 2008, stockholder proposals must be received by ACCO Brands on or before January 15, 2008.

A copy of the By-law provisions summarized above is available upon written request to Mr. Steve Rubin, Senior Vice President, General Counsel and Secretary, ACCO Brands Corporation, 300 Tower Parkway, Lincolnshire, Illinois 60069. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

MISCELLANEOUS

ACCO Brands will bear the expense of soliciting proxies for this meeting, including mailing costs. In addition to mailing copies of this material to stockholders, we will request that persons who hold stock in their names or custody, or in the names of nominees, for the benefit of others, to forward copies of these materials to the beneficial owners of our stock, and to request the authority to execute the proxies. In order to assure that there is sufficient representation at the meeting, our officers and regular employees may request the return of proxies by telephone, facsimile, or in person. Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Prompt response is helpful, and your cooperation will be appreciated.

Multiple Stockholders Having the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and Proxy Statement for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our Annual Report, we will send a copy to you if you call Ms. Jennifer Rice, Vice President — Investor Relations at (847) 484-3020, or write her at ACCO Brands Corporation, 300 Tower Parkway, Lincolnshire, IL 60069.

If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Annual Report and Proxy Statement, but you wish to receive only one copy, you must request, in writing, that ACCO Brands eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Wells Fargo Shareowner Services, Attn: Proxy Dept., 161 N. Concord Exchange Street, St. Paul, MN 55075 or call (in the United States) 1-800-468-9716.

Other Matters

ACCO Brands knows of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, people named in the enclosed proxy will vote the shares they represent in accordance with the recommendation of the Board of Directors.

April 5, 2007

By order of the Board of Directors

Steven Rubin

Senior Vice President, General Counsel

and Secretary

A copy of ACCO Brands’ Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules to the Form 10-K, will be made available to stockholders without charge, upon written request to Ms. Jennifer Rice, Vice President, Investor Relations, ACCO Brands Corporation, 300 Tower Parkway, Lincolnshire, Illinois 60069.

A copy of the Form 10-K will also be made available on the ACCO Brands’ website at www.accobrands.com. Additionally, the ACCO Brands’ Audit Committee Charter, Compensation Committee Charter, Corporate Governance and Nominating Committee Charter, Code of Business Conduct and Ethics and Corporate Governance Guidelines are available free of charge in the Investor Relations section of the ACCO Brands website, or in print upon request by any shareholder to Ms. Rice at the address noted above.

ACCO BRANDS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
May 15, 2007

The stockholder(s) hereby appoint(s) Neal V. Fenwick and Thomas P. O’Neill, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Acco Brands Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 a.m., CDT, on May 15, 2007, at the Arboretum Golf Club, 401 W. Half Day Road, Buffalo Grove, Illinois, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

ACCO BRANDS CORPORATION ATTN: CORPORATE SECRETARY 300 TOWER PARKWAY LINCOLNSHIRE, IL 60069

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Acco Brands Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Acco Brands Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ACCOB1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACCO BRANDS CORPORATION

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2. Vote On Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. To elect as Directors of Acco Brands Corporation the nominees listed below.	☐	☐	☐	__________________________

01) Gordon R. Lohman 02) Dr. Patricia O. Ewers 03) George V. Bayly

Vote On Proposals				For	Against	Abstain

2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company in 2007.				☐	☐	☐

3. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR the election of directors and Item 2. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion. Please sign exactly as your name(s) appear(s) on proxy. If held in joint tenancy, all persons should sign.

Yes No Please indicate if you plan to attend this meeting. ☐ ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date